Exhibit 10.1

EXECUTION COPY

FINANCING AGREEMENT

Dated as of September 30, 2008

by and among

UNIGENE LABORATORIES, INC.

as Borrower

THE LENDERS PARTY HERETO

and

VICTORY PARK MANAGEMENT, LLC

as Agent

$20,000,000 SENIOR SECURED NOTES AND

1,500,000 SHARES OF COMMON STOCK

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EXHIBITS

Exhibit A	Note
Exhibit B	Registration Rights Agreement
Exhibit C	Security Agreement
Exhibit D	Fee Letter
Exhibit E	Funds Flow Letter
Exhibit F	Outside Counsel Opinion
Exhibit G	Irrevocable Transfer Agent Instructions
Exhibit H	Secretary’s Certificate
Exhibit I	Officer’s Certificate
Exhibit J	Post-Closing Obligations Letter
Exhibit K	Compliance Certificate
Exhibit L	Notice of Purchase and Sale
Exhibit M	Affiliate Subordination Agreement
Exhibit N	Intellectual Property Security Agreements
Exhibit O	Lock-Up Agreement

SCHEDULES

Schedule 7.1	Subsidiaries
Schedule 7.5	Consents
Schedule 7.6	Subsidiary Rights
Schedule 7.7	Equity Capitalization
Schedule 7.8	Indebtedness and Other Contracts
Schedule 7.11	Title
Schedule 7.12	Intellectual Property Rights
Schedule 7.14	Absence of Certain Changes
Schedule 7.15	Absence of Litigation
Schedule 7.18	No General Solicitation; Placement Agent’s Fees
Schedule 7.22	Conduct of Business; Regulatory Permits
Schedule 7.25	Environmental Laws
Schedule 7.27	ERISA
Schedule 7.31	SEC Documents; Financial Statements
Schedule 7.33	Transactions with Affiliates
Schedule 7.35	Acknowledgement Regarding Lender’s Trading Activity
Schedule 7.43	Material Contracts
Schedule 7.44	FDA and Product-Related Matters
Schedule 8.6	Existing Liens
Schedule 8.7	Restricted Payments
Schedule 8.23	Dividends
Schedule 8.24	Use of Proceeds
Schedule 8.29	Existing Investments

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FINANCING AGREEMENT

This FINANCING AGREEMENT (the “Agreement”), dated as of September 30, 2008, is being entered into by and among UNIGENE LABORATORIES, INC. (“Principal Borrower”), the lenders listed on the Schedule of Lenders attached hereto (each individually, a “Lender” and collectively, the “Lenders”) and Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined herein).

WHEREAS, the Principal Borrower has authorized a new series of senior secured notes of the Principal Borrower;

WHEREAS, each Lender wishes to purchase, and the Principal Borrower wishes to sell, upon the terms and conditions stated in this Agreement, that principal amount of Notes, in substantially the form attached hereto as Exhibit A, at the First Closing as set forth opposite such Lender’s name in column three (3) on the Schedule of Lenders attached hereto and at each Subsequent Closing pursuant to the terms and conditions of Section 3.2;

WHEREAS, in connection with the sale of the Notes at the First Closing, and as an inducement to the Lenders to purchase the Notes, the Principal Borrower wishes to issue to the Lenders at the First Closing, upon the terms and conditions stated in this Agreement, shares of common stock, par value $0.01 per share, of the Principal Borrower (or any capital stock issued in substitution or exchange for, or otherwise in respect of, such common stock) (the “Common Stock”), as set forth opposite such Lender’s name in column four (4) on the Schedule of Lenders attached hereto (together with any Common Stock that the Principal Borrower may be required to issue on the Subsequent Closing Date, the “Shares”);

WHEREAS, the Principal Borrower and each Lender is executing and delivering this Agreement in reliance upon the exemption from securities registration with respect to the Shares afforded by the Securities Act of 1933, as amended (the “1933 Act”), and Regulation D (“Regulation D”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Principal Borrower and the Lenders are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Principal Borrower has agreed to provide certain registration rights with respect to the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Principal Borrower and the Lenders are executing and delivering a Lock-Up Agreement, substantially in the form attached hereto as Exhibit O (the “Lock-Up Agreement”), pursuant to which the Lenders have agreed, subject to certain limitations, to refrain from transferring the Shares for a period of time;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Principal Borrower and the Agent on behalf of the Holders and Lenders are executing and delivering a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit C (the “Security Agreement”), pursuant to which all of the assets of the Principal Borrower and any New Borrower that becomes a party hereto will be pledged as Collateral to secure the Obligations;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Principal Borrower and the Agent are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit D (the “Fee Letter”), pursuant to which the Principal Borrower shall pay and reimburse the Agent for itself and on behalf of the Holders and Lenders for fees and expenses incurred in connection with the transactions contemplated hereunder;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Principal Borrower, the holders of the Affiliate Notes and the Agent on behalf of the Holders and Lenders are executing and delivering an Affiliate Subordination Agreement, substantially in the form attached hereto as Exhibit M (the “Affiliate Subordination Agreement”), pursuant to which the holders of the Affiliate Notes shall agree that the payment of all Affiliate Indebtedness shall be subordinated and junior in right of payment to the prior payment in full in cash of the Obligations; and

WHEREAS, the Notes and the Shares are collectively referred to herein as the “Securities”.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Principal Borrower, any New Borrower that becomes a party hereto and each Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“8-K Filing” has the meaning set forth in Section 8.26.

“1933 Act” has the meaning set forth in the recitals.

“1934 Act” has the meaning set forth in Section 7.34.

“Accelerated First Closing Interest” has the meaning provided in Section 2.2(b).

“Accelerated Interest” means the Accelerated First Closing Interest and the Accelerated Subsequent Closing Interest, collectively.

“Accelerated Subsequent Closing Interest” has the meaning provided in Section 2.2(b).

“Accounts” has the meaning provided in the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Affiliate” means, with respect to a specified Person, another Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliate Indebtedness” means Indebtedness under the Affiliate Notes.

“Affiliate Notes” means each of (i) the Secured Promissory Note dated as of May 10, 2007 issued by the Principal Borrower in favor of Jaynjean Levy Family Limited Partnership in an aggregate principal amount of $7,418,803 and (ii) the Secured Promissory Note dated as of May 10, 2007 issued by the Principal Borrower in favor of Jay Levy in an aggregate principal amount of $8,318,714.

“Affiliate Subordination Agreement” has the meaning set forth in the recitals.

“Asset Sale” means (i) the sale, lease, license, conveyance or other disposition of any assets or rights of any Borrower or any of the Borrowers’ Subsidiaries, and (ii) the sale of Equity Interests in any of the Borrowers (other than the Capital Stock of the Principal Borrower) or any of the Borrowers’ Subsidiaries.

“Bankruptcy Law” has the meaning set forth in Section 10.1(c).

“Blocked Account” means each Controlled Account (as defined in the Security Agreement) that is subject to the full dominion and control of the Agent.

“Borrower” means the Principal Borrower and any New Borrower that becomes a party hereto in accordance with Section 8.28.

“Business Day” means any day other than Saturday or Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

“Cash Flow” means, with respect to any Person for any period, the sum of (i) the total operating revenue of such Person for such period as set forth in such Person’s statement of operations prepared in accordance with GAAP plus (ii) the increase in deferred revenue of such Person during such period as set forth in such Person’s statement of cash flows prepared in accordance with GAAP.

“cGMPs” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the Food and Drug Act, including at 21 C.F.R. § 210 et seq. and under the Public Health Service Act, Biological Products, 21 C.F.R. §§ 610-10, as the same may be amended from time to time.

“Change of Control” means, with respect to any Borrower or Subsidiary, that (A) such Borrower or Subsidiary shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not such Borrower or Subsidiary is the surviving corporation) another Person, (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of such Borrower or Subsidiary to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock, (v) reorganize, recapitalize or reclassify the Common Stock, or (vi) cause to occur a “change in control” under any Affiliate Indebtedness, or (B) with respect to the Principal Borrower, any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

“China JV” means Unigene Biotechnology Co. Ltd., a corporation established under the laws of the People’s Republic of China.

“Closing” means the First Closing or the Subsequent Closing, as applicable.

“Closing Date” means the First Closing Date or the Subsequent Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Compliance Certificate” means a certificate signed by a responsible officer of the Principal Borrower, in substantially the form attached hereto as Exhibit K and reasonably satisfactory to the Agent.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Interest Rate” means a rate per annum equal to the lesser of (i) the greater of (A) the Prime Rate plus seven percent (7.00%) and (B) fourteen percent (14.00%) and (ii) eighteen percent (18.00%), in each case as adjusted pursuant to the terms of Section 2.2.

“Custodian” has the meaning set forth in Section 10.1(d).

“Default Rate” means a rate per annum equal to the Current Interest Rate plus three percent (3.00%).

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (i) in excess of $500,000 in the aggregate for any Fiscal Year or (ii) that results in a Material Adverse Effect.

“Diligence Date” has the meaning set forth in Section 7.14.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Borrower or any of their respective Subsidiaries or ERISA Affiliates.

“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as to any Borrower, any trade or business (whether or not incorporated) that is a member of a group which includes such Borrower and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning set forth in Section 10.1.

“Event of Default Notice” has the meaning set forth in Section 10.2(a).

“Event of Default Redemption” has the meaning set forth in Section 10.2(a).

“Event of Default Redemption Notice” has the meaning set forth in Section 10.2(a).

“Event of Loss” means any Destruction to, or any Taking of, any asset or property of any of the Borrowers or any of their Subsidiaries.

“Extraordinary Receipts” means any cash received by the Borrowers or any of their Subsidiaries outside the ordinary course of business (and not consisting of (i) Milestone Payments or (ii) proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(v)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and (d) any purchase price adjustment received in connection with any Acquisition.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Approvals” has the meaning set forth in Section 7.42.

“FDA Regulations” means any rule, regulation or administrative order promulgated or issued by the FDA.

“Fee Letter” has the meaning set forth in the recitals.

“First Closing” has the meaning set forth in Section 3.1.

“First Closing Date” has the meaning set forth in Section 3.1.

“First Closing Purchase Price” has the meaning set forth in Section 3.1.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year of the Borrowers.

“Fiscal Year” means a fiscal year of the Borrowers.

“Food and Drug Act” means the U.S. Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. and any successor thereto.

“Funds Flow Letter” has the meaning set forth in Section 4.1(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“HHS Regulations” means any rule, regulation or administrative order promulgated or issued by the U.S. Department of Health and Human Services or any successor thereto.

“Holder” means a holder of a Note.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of the Borrower. In addition, the term “Indebtedness” of Borrowers or their Subsidiaries, as applicable, includes (a) all Indebtedness of others secured by a Lien on any assets of any of the Borrowers or any of their Subsidiaries (whether or not such Indebtedness is assumed by the Borrowers or such Subsidiaries), and (b) to the extent not otherwise included, the guarantee by any of the Borrowers or any of their Subsidiaries of any Indebtedness of any other Person.

“Insolvent” means, with respect to each Borrower or Subsidiary, (i) the present fair saleable value in a non-liquidation context of such Borrower’s or Subsidiary’s assets is less than the amount required to pay such Borrower’s or Subsidiary’s total Indebtedness as applicable, (ii) such Borrower or Subsidiary is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Borrower or Subsidiary intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Borrower or Subsidiary has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Security Agreements” means each of the trademark security agreement, the patent security agreement and the copyright security agreement dated the First Closing Date, in the forms of Exhibit N attached hereto, by and among the Borrowers and the Agent.

“Interest Date” has the meaning provided in Section 2.2(a).

“Inventory” has the meaning provided in the UCC.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

“Investors” has the meaning provided in the Registration Rights Agreement.

“Irrevocable Transfer Agent Instructions” has the meaning provided in Section 2.10.

“Issuance Date” has the meaning provided in Section 2.2(a).

“Late Charge” has the meaning provided in Section 2.4.

“Lender” and “Lenders” has the meaning set forth in the introduction.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, condition (financial or otherwise) or prospects of the Principal Borrower and its Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of each of the Borrowers to fully and timely perform its obligations under any Transaction Document.

“Material Contract” means (i) each of the Material License Agreements, (ii) each of the Affiliate Notes and (iii) any other contract or other arrangement to which the Borrowers or any of their Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material License Agreements” means, collectively, the Novartis License Agreement, the USL License Agreement and the SmithKline License Agreement.

“Maturity Date” means the earlier of (a) September 30, 2011 and (b) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.

“Maximum Commitment” means $20,000,000.

“Milestone Payments” means payments, net of any costs recovered, made to the Borrowers or their Subsidiaries pursuant to the Material License Agreements that are made upon the achievement of specified events or results and are outside the ordinary course of business pursuant to the terms set forth in such Material License Agreements.

“Mortgage” means a mortgage or deed or trust, in form and substance reasonably satisfactory to the Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Borrower” has the meaning set forth in Section 8.28.

“Notes” has the meaning set forth in Section 2.1.

“Novartis License Agreement” means the License Agreement dated as of April 7, 2004, between the Borrower and Novartis Pharma AG, as amended, modified or otherwise supplemented from time to time in accordance with Section 8.27.

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges and other fees, costs, expenses and other charges and other obligations under the Transaction Documents, of the Borrowers to the Agent, the Holders and the Lenders or to any parent, affiliate or subsidiary of such Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

“Other Taxes” has the meaning set forth in Section 2.6(b).

“Outside Legal Counsel” means Dechert LLP.

“Payment Month” means the period beginning on and including the Issuance Date and ending on and including every successive one (1) month anniversary thereof until the Maturity Date or until all amounts under the Notes have been paid in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means any Acquisition permitted in the discretion of the Agent, which permission shall not be unreasonably withheld, and for which an appraisal and field examination satisfactory to the Agent shall have been obtained if reasonably requested by the Agent.

“Permitted Dispositions” means (i) sales of Inventory in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus property in the ordinary course of business, (iii) the granting of Permitted Liens, and (iv) the licensing of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business consistent with past practice.

“Permitted Indebtedness” means (i) Indebtedness outstanding as of the First Closing Date as set forth on Schedule 7.8, (ii) unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrowers or their Subsidiaries, (iii) Indebtedness which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (iv) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (v) Affiliate Indebtedness to the extent subject to the terms and conditions of the Affiliate Subordination Agreement, (vi) Indebtedness in an aggregate amount not to exceed $1,000,000

(less the aggregate amount of Indebtedness described in clauses (vii) and (viii) hereof) incurred in connection with any capital lease transaction, so long as (A) no default or Event of Default shall have occurred and be continuing on the date of such incurrence or shall be caused thereby, (B) the terms and conditions of such Indebtedness shall be reasonably satisfactory to the Agent, and (C) such Indebtedness shall be secured solely with Liens permitted under clause (xiv) of the definition of “Permitted Liens,” (vii) purchase money Indebtedness in an aggregate amount not to exceed $1,000,000 (less the aggregate amount of Indebtedness described in clauses (vi) and (viii) hereof), so long as (A) no default or Event of Default shall have occurred and be continuing on the date of such incurrence or shall be caused thereby, (B) the terms and conditions of such Indebtedness shall be reasonably satisfactory to the Agent, and (C) such Indebtedness shall be secured solely with Liens permitted under clause (xiv) of the definition of “Permitted Liens,” and (viii) unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 (less the aggregate amount of Indebtedness described in clauses (vi) and (vii) hereof).

“Permitted Liens” means (i) Liens in favor of the Agent for the benefit of the Holders granted pursuant to any Security Document, (ii) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) do not have priority over Agent’s Liens, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens securing judgments for the payment of money not constituting an Event of Default, (iv) Liens outstanding as of the First Closing Date as set forth on Schedule 8.6, provided that any such Lien only secures the Indebtedness that it secures on the First Closing Date, (v) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Borrowers and their Subsidiaries, (vi) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (viii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (ix) Liens to secure Affiliate Indebtedness so long as such Liens (A) encumber only those assets encumbered by such Indebtedness as of the First Closing Date and (B) are subordinated to the Liens securing the Obligations pursuant to the Affiliate Subordination Agreement, (x) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (xii) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (xiii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder, provided that enforcement of any such Liens is stayed and claims secured by such Liens are being actively contested in good faith and by appropriate proceedings, and (xiv) Liens to secure Indebtedness described in clauses (vi) and (vii) of the definition of “Permitted Indebtedness,” so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness.

“Permitted Redemption” means any redemption of Notes permitted pursuant to Section 2.3(a).

“Permitted Redemption Amount” has the meaning set forth in Section 2.3(a)(i).

“Permitted Redemption Date” means the date on which the Borrowers elect to redeem the Notes in accordance with Section 2.3(a).

“Permitted Redemption Notice” has the meaning set forth in Section 2.3(a)(i).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Plan” means any Multiemployer Plan or Pension Plan.

“Post-Closing Obligations Letter” means that certain letter agreement dated the First Closing Date, in the form of Exhibit J attached hereto, by and among the Borrowers and the Agent.

“Prime Rate” means the rate of interest per annum announced from time to time by Citibank, N.A. as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.

“Principal Borrower” has the meaning set forth in the introduction.

“Principal Market” means the OTC Bulletin Board.

“Proceeding” has the meaning set forth in Section 7.15.

“Product” means a specific pharmaceutical product or pharmaceutical product family or pharmaceutical formulation in the development phase, except that for the purposes of Sections 7.42 and 7.44, Products means the products being developed, marketed, sold and/or offered for sale in the Territory under the following trademarks/tradenames: Fortical®, all other nasal spray and oral salmon calcitonins, and all successor products thereto.

“Product Recall Notice” means any written notice from the FDA stating that any product or product line of any Borrower or any of its Subsidiaries has been or will be recalled.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulation D” has the meaning set forth in the recitals.

“Reporting Period” has the meaning set forth in Section 8.18.

“Required Holders” means at any time (i) the Holders of Notes representing at least seventy percent (70%) of the aggregate principal amount of the Notes then outstanding, plus (ii) the Lenders representing at least seventy percent (70%) of the aggregate principal amount of the then unfunded amount of commitments to purchase Notes on the Subsequent Closing Date.

“Related Parties” of any Person means such Person’s Affiliates or any of their respective partners, directors, agents, employees and controlling persons.

“Schedules” has the meaning set forth in ARTICLE 7.

“SEC” has the meaning set forth in the recitals.

“SEC Documents” has the meaning set forth in Section 7.31.

“Securities” has the meaning set forth in the recitals.

“Security Agreement” has the meaning set forth in the recitals.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, if any, and all other instruments, documents and agreements delivered by any of the Borrowers or any of their Subsidiaries in order to grant to Agent or any Holder a Lien on any real, personal or mixed Property of the Borrowers or one of their Subsidiaries as security for the Obligations.

“Shares” has the meaning set forth in the recitals.

“SmithKline License Agreement” means the License Agreement dated as of April 13, 2002, between the Borrower and SmithKline Beecham Corporation, as amended, modified or otherwise supplemented from time to time in accordance with Section 8.27.

“Subsequent Closing” has the meaning set forth in Section 3.2.

“Subsequent Closing Date” has the meaning set forth in Section 3.2.

“Subsequent Closing Purchase Price” has the meaning set forth in Section 3.2.

“Subsidiaries” has the meaning set forth in Section 7.1.

“Taking” means any taking of any property of any of the Borrowers or any of their Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $500,000 in the aggregate for any Fiscal Year or (ii) that results in a Material Adverse Effect.

“Taxes” has the meaning set forth in Section 2.6(a).

“Territory” means the United States (including its territories and possessions).

“Transaction Documents” has the meaning set forth in Section 7.2.

“UCC” has the meaning set forth in Section 7.13.

“Unigene UK” means Unigene U.K. Limited, a corporation organized under the laws of England and Wales.

“USL License Agreement” means the License and Development Agreement dated as of November 26, 2002, between the Borrower and Upsher-Smith Laboratories, Inc., as amended, modified or otherwise supplemented from time to time in accordance with Section 8.27.

“Yield Maintenance Premium” shall be equal to the greater of (i) one percent (1%) of the unredeemed Notes immediately prior to the applicable redemption or (ii) the excess, if any, of (A) the present value (“PV”) of all scheduled interest (determined with reference to the interest rate then in effect) and all scheduled redemptions in respect of the unredeemed Notes immediately prior to the applicable redemption for the period from the date of such redemption to the scheduled maturity date, including the amount of the Notes scheduled to be redeemed on the scheduled maturity date, discounted at an interest rate per annum equal to the Index (defined below), based on a 360-day year of twelve 30-day months, over (B) the amount of the Notes immediately before such redemption (i.e., (PV of all future payments) - (principal balance at time of redemption)). The foregoing amount shall be calculated by Agent and shall be conclusive and binding on the Borrower (absent manifest error).

For purposes hereof, “Index” means the average yield for “treasury constant maturities” published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (“FRB Release”), for the second full week preceding the date of acceleration of the Maturity Date for instruments having a maturity coterminous with the remaining term of the Notes. If the FRB Release is no longer published, Agent shall select a comparable publication to determine the Index. If there is no Index for instruments having a maturity coterminous with the remaining term of the Notes, then the weighted average yield to maturity of the Indices with maturities next longer and shorter than such remaining average life to maturity shall be used, calculated by averaging (and rounding upward to the nearest whole multiple of 1/100 of 1% per annum, if the average is not such a multiple) the yields of the relevant Indices (rounded, if necessary, to the nearest 1/100 of 1% with any figure of 1/200 of 1% or above rounded upward).

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.3 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 8.2.

ARTICLE 2

BORROWERS’ AUTHORIZATION OF ISSUE

Section 2.1 Senior Secured Notes. The Borrowers have authorized the issue to the Lenders of senior secured notes in the aggregate principal amount up to the Maximum Commitment, to be dated the date of issue thereof, to mature September 30, 2011, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (the “Notes”). The Borrowers shall repay the outstanding principal balance of the Notes in full in cash on the Maturity Date, unless accelerated in accordance with Section 10.2 or redeemed or prepaid in accordance with Section 2.3. The term “Notes” as used herein shall include each such senior secured note delivered pursuant to any provision of this Agreement and each such senior secured note delivered in substitution or exchange for, or otherwise in respect of, any other Note pursuant to any such provision.

Section 2.2 Interest. The Borrowers shall pay interest on the unpaid principal amount of the Notes at the rates, time and manner set forth below:

(a) Rate of Interest. Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on each Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable in arrears for each Payment Month on the first day of the succeeding Payment Month during the period beginning on the date such Note is issued (the “Issuance Date”) and ending on, and including, the Maturity Date (each, an “Interest Date”).

(b) Interest Payments. Interest on each Note shall be payable on each Interest Date or at any such other time the Notes become due and payable (whether by acceleration, redemption or otherwise) to the record holder of such Note on the applicable Interest Date, in cash; provided that (i) interest accruing on each Note purchased on the First Closing Date for the period from the First Closing Date through the six (6) month anniversary thereof (the “Accelerated First Closing Interest”) shall be due and payable by the Principal Borrower on the First Closing Date, and (ii) interest accruing on any Note purchased on the Subsequent Closing Date for the period from the Subsequent Closing Date through the six (6) month anniversary thereof (the “Accelerated Subsequent Closing Interest”) shall be due and payable by the Borrowers on the Subsequent Closing Date; provided further that, to the extent the payment of any Accelerated Interest by the Borrowers on the First Closing Date or the Subsequent Closing Date, as applicable, constitutes a prepayment of interest on the unpaid principal amount of the Notes that would accrue during the time period from the prepayment of such principal amount of the Notes pursuant to Sections 2.3(b) and 2.3(d) through the six (6) month anniversary of issuance thereof, such payment of Accelerated Interest shall be applied to the next subsequent interest period(s) commencing, in each case, with the first interest period following the applicable six (6) month anniversary date. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, any payment of accrued but unpaid interest due and owing on any Note shall be made by cash only by wire transfer of immediately available funds.

(c) Default Rate. Upon the occurrence of any Event of Default, the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is cured. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(d) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Notes to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

Section 2.3 Redemptions and Payments.

(a) Permitted Redemption.

(i) At any time on or after the first anniversary of the First Closing Date, the Borrowers may, at their option, elect to pay to the Holders of the Notes the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming the principal amount of all Notes, in whole (a “Permitted Redemption”); provided, that the Borrowers have no knowledge that an Event of Default (including, but not limited to, a Change of Control) exists or will exist on the date of the Permitted Redemption; provided, further, that notwithstanding the foregoing, the Borrowers may, at their option, at any time make Permitted Redemptions in an aggregate Permitted Redemption Amount not to exceed $5,000,000. On or prior to the date which is the sixth (6th) Business Day prior to the proposed Permitted Redemption Date, the Borrowers shall deliver written notice (the “Permitted Redemption Notice”) to the Holders stating (i) the amount which the Borrowers elect to redeem pursuant to the Permitted Redemption (the “Permitted Redemption Amount”), which Permitted Redemption Amount shall be equal to (A) the unpaid outstanding principal amount of all Notes, (B) all accrued and unpaid interest with respect to such principal amount, and (C) accrued and unpaid Late Charges with respect to such Permitted Redemption Amount, and (ii) the proposed Permitted Redemption Date.

(ii) A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrowers elect to redeem pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to the Holders on the Permitted Redemption Date shall be redeemed by the Borrowers on the Permitted Redemption Date, and the Borrowers shall pay to the Holders on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.

(b) Mandatory Prepayments.

(i) No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds in excess of $200,000 in the aggregate from any Asset Sales (other than any Permitted Dispositions (except pursuant to clause (ii) of such definition)), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 50% of such net cash proceeds.

(ii) No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries, or the Agent as loss payee, of any net cash proceeds in excess of $200,000 in the aggregate from any Destruction or Taking (without giving regard to clauses (i) or (ii) of each such definition), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds, provided, so long as no default or Event of Default shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrowers shall have the option to apply such net cash proceeds, prior to the date that is 90 days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof.

(iii) No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrowers or any of their Subsidiaries (other than to operating companies in the biotechnology or pharmaceutical industries in connection with strategic alliances or pursuant to any employee stock or stock option compensation plan), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 50% of such net cash proceeds.

(iv) On the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of the Borrowers or any of their Subsidiaries (other than with respect to Permitted Indebtedness), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(v) No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any Milestone Payments, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) with 10% of the proceeds of such Milestone Payments.

(vi) No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 50% of such Extraordinary Receipts, provided that no payment shall be required pursuant to this Section 2.3(b)(vi) unless the amount of Extraordinary Receipts received on such date exceeds $100,000.

(vii) Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrowers shall deliver to the Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds. In the event that the Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrowers shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Borrowers shall concurrently therewith deliver to the Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.

(c) Waiver of Mandatory Prepayments. Anything contained in Section 2.3(b) to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrowers shall notify the Agent of the amount of such prepayment, and the Agent shall promptly thereafter notify each Holder holding an outstanding Note of the amount of such Holder’s pro rata share of such Waivable Mandatory Prepayment and such Holder’s option to refuse such amount. Each such Holder may exercise such option by giving written notice to the Borrowers and the Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Holder which does not notify the Borrowers and the Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Holders that have elected not to exercise such option, to prepay the Notes of such Holders.

(d) Application of Mandatory Prepayments. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(c) shall be made to the Holders on a pro rata basis with respect to the outstanding Notes.

Section 2.4 Payments. Whenever any payment of cash is to be made by any of the Borrowers to any Person pursuant to the Notes, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of the Borrowers and sent via overnight courier service to such Person at such address as previously provided to the Borrowers in writing (which address, in the case of each of the Lenders, shall initially be as set forth on the Schedule of Lenders attached hereto); provided that (i) any Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrowers with prior written notice setting out such request and such Holder’s wire transfer instructions and (ii) Borrowers may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by each Holder upon request therefor. Whenever any amount expressed to be due by the terms of any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by the Borrowers in an amount equal to the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”). Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

Section 2.5 Dispute Resolution. Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrowers shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Agent. If the Agent and the Holders and the Borrowers are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Agent, then the Borrowers shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by Agent. The Borrowers, at the Borrowers’ expense, shall cause the accountant to perform the determinations or calculations and notify the Borrowers and the Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 2.6 Taxes.

(a) Any and all payments by or on behalf of the Borrowers hereunder and under any Transaction Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Holders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Holder and (y) franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which a Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Transaction Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). If any Borrower must deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to a Holder, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), such Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrowers will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to the Holders (“Other Taxes”).

(c) The Borrowers jointly and severally agree to indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Holder absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Holder makes written demand therefor. The Borrowers shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Holder for which any Borrower has previously paid any additional amount or indemnified such Holder and which leaves the Holder, after such Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Holder.

Section 2.7 Reissuance.

(a) Transfer. If any Note is to be transferred, the Holder shall surrender such Note to the Borrowers, whereupon the Borrowers will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with this Section 2.7, registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with this Section 2.7) to the Holder representing the outstanding principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Borrowers of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrowers (provided, however, that if the Holder is an institutional investor, the affidavit of an authorized partner or officer of such Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity agreement or other security shall be required), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrowers shall execute and deliver to the Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.

(c) Note Exchangeable for Different Denominations. The Notes are exchangeable, upon the surrender thereof by the Holder at the principal office of the Borrowers, for a new Note or Notes (in accordance this Section 2.7) in principal amounts of at least $250,000) representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Borrowers are required to issue a new Note pursuant to the terms of this Agreement or the Notes, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.7, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal and Late Charges of the Note being replaced, from the Issuance Date.

Section 2.8 Registers. The Principal Borrower shall maintain at its principal executive office (or such other office or agency of the Principal Borrower as it may designate by notice to each holder of Securities), a register for the Notes in which the Principal Borrower shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person. The Principal Borrower shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives. The Principal Borrower shall cause its transfer agent to maintain a register for the Shares which shall record the name and address of the Person in whose name the Shares have been issued (including the name and address of each transferee) and the number of Shares held by such Person. The Principal Borrower shall cause the transfer agent to keep the register open and available for inspection by any Lender or its legal representatives on the same terms that it makes such information available to any other holder of shares of Common Stock.

Section 2.9 Maintenance of Registers. Notwithstanding anything to the contrary contained herein, the Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register. The Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.9 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.

Section 2.10 Transfer Agent Instructions. The Principal Borrower shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates registered in the name of each Lender or its respective nominee(s), for the Shares in such amounts as specified from time to time by each Lender to the Principal Borrower in the form of Exhibit G attached hereto (the “Irrevocable Transfer Agent Instructions”). The Principal Borrower warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 2.10, and stop transfer instructions to give effect to the Lock-Up Agreement or Section 6.4 and Section 6.5 hereof, will be given by the Principal Borrower to its transfer agent with respect to the Shares, and that the Shares shall otherwise be freely transferable on the books and records of the Principal Borrower, as applicable, to the extent provided in this Agreement and the other Transaction Documents. If a Lender effects a sale, assignment or transfer of Shares in accordance with the Lock-Up Agreement and Section 6.4 and Section 6.5, the Principal Borrower shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Lender to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144 under the 1933 Act, the transfer agent shall issue such Shares to such Lender, assignee or transferee, as the case may be, without any restrictive legend. The Principal Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Lender. Accordingly, the Principal Borrower acknowledges that the remedy at law for a breach of its obligations under this Section 2.10 will be inadequate and agrees, in the event of a breach or threatened breach by the Principal Borrower of the provisions of this Section 2.10, that a Lender shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 2.11 Common Stock. The Principal Borrower has authorized the issuance to the Lenders of 1,125,000 Shares of Common Stock, in the aggregate, as of the First Closing Date. In addition, in connection with the issuance of any Notes on the Subsequent Closing Date, the Borrower will authorize the issuance to the Lenders of 375,000 Shares of Common Stock, in the aggregate as of such date.

Section 2.12 Compensation for Increased Costs and Taxes. In the event that any Holder shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Holder (or its applicable lending office) to any additional Taxes with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, Late Charges, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of holding Notes hereunder or to reduce any amount received or receivable by such Holder with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its reasonable discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder shall deliver to the Borrowers (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.17, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.13 Capital Adequacy Adjustment. In the event that any Holder shall have determined that the adoption, effectiveness, phase-in or applicability after the First Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, reserve requirements, or similar requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Holder with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of, or with reference to, such Holder’s Notes or other obligations hereunder with respect to the Notes to a level below that which such Holder or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Holder or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrowers from such Holder of the statement referred to in the next sentence, the Borrowers shall pay to such Holder such additional amount or amounts as will compensate such Holder or such controlling corporation on an after-tax basis for such reduction. Such Holder shall deliver to the Borrowers (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.18, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

ARTICLE 3

PURCHASE AND SALE OF NOTES AND SHARES

Section 3.1 First Closing. In consideration for each Lender’s payment of its pro rata share of the First Closing Purchase Price (as defined below), which is set forth opposite such Lender’s name in column five (5) of the Schedule of Lenders attached hereto, (i) the Principal Borrower shall issue and sell to each Lender, and each Lender severally, but not jointly, agrees to purchase from the Principal Borrower on the First Closing Date (as defined below), a principal amount of Notes, in substantially the form attached hereto as Exhibit A, as is set forth opposite such Lender’s name in column three (3) on the Schedule of Lenders attached hereto, and (ii) the Principal Borrower shall issue to each Lender on the First Closing Date the number of Shares of Common Stock as is set forth opposite such Lender’s name in column four (4) on the Schedule of Lenders attached hereto, including the Common Stock purchase rights associated therewith. The closing (the “First Closing”) of the purchase of such Securities by the Lenders shall occur at the offices of Latham & Watkins LLP, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606. The date and time of the First Closing (the “First Closing Date”) shall be 10:00 a.m., Chicago time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the First Closing set forth in Section 4.1 and Section 5.1 below (or such later date as is mutually agreed to by the Principal Borrower and each Lender). The aggregate purchase price (the “First Closing Purchase Price”) of the Notes and the Shares to be purchased by the Lenders at the First Closing shall be equal to $15,000,000. On the First Closing Date, (i) each Lender shall pay its pro rata share of the First Closing Purchase Price (less the amounts withheld by it pursuant to Section 8.25) to the Principal Borrower for the Notes and the Shares to be issued and sold to such Lender at the First Closing, by wire transfer of immediately available funds in accordance with the Funds Flow Letter, and (ii) the Principal Borrower shall deliver to each Lender (A) the Notes (in the denominations as such Lender shall have requested prior to the First Closing) which such Lender is then purchasing, duly executed on behalf of the Principal Borrower and registered in the name of such Lender or its designee and (B) certificates representing the Shares (in the denominations as such Lender shall have requested prior to the First Closing) which such Lender is then purchasing, duly executed on behalf of the Principal Borrower and registered in the name of such Lender or its designee.

Section 3.2 Subsequent Closing. Subject to the satisfaction (or waiver) of the conditions to the Subsequent Closing set forth in Sections 4.2 and 5.2 (or such later date as is mutually agreed to by the Borrowers and each Lender), and further subject to Section 10.2(a), in consideration for each Lender’s payment of its pro rata share of the Subsequent Closing Purchase Price (as defined below), which is set forth opposite such Lender’s name in column (E) of the Schedule of Lenders attached hereto, (i) the Borrowers shall issue and sell to each Lender listed in column (A) of the Schedule of Lenders attached hereto, and each such Lender severally, but not jointly, agrees to purchase from the Borrowers on the Subsequent Closing Date (as defined below), a principal amount of Notes, in substantially the form attached hereto as Exhibit A, as is set forth opposite such Lender’s name in column (C) on the Schedule of Lenders attached hereto in a notice of purchase and sale (“Notice of Purchase and Sale”) in the form attached hereto as

Exhibit L delivered by the Borrowers to each such Lender at least 30 days prior to the proposed Subsequent Closing Date, and (ii) the Borrowers shall issue to each such Lender on the Subsequent Closing Date the number of Shares of Common Stock as is set forth opposite such Lender’s name in column (D) on the Schedule of Lenders attached hereto. The closing (the “Subsequent Closing”) of the purchase of such Securities by the Lenders shall occur at the offices of Latham & Watkins LLP, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606. The date and time of the Subsequent Closing (the “Subsequent Closing Date”) shall be 10:00 a.m., Chicago time, on the day that is three (3) Business Days following the date on which the conditions set forth in shall be satisfied or waived in accordance with this Agreement, provided that the Subsequent Closing Date may occur no later than the two (2) year anniversary of the First Closing Date. The aggregate purchase price (the “Subsequent Closing Purchase Price”) of the Notes and the Shares to be purchased by the Lenders at the Subsequent Closing shall be equal to $5,000,000. On the Subsequent Closing Date, (i) each Lender shall pay its pro rata share of the Subsequent Closing Purchase Price (less the amounts withheld by it pursuant to Section 8.25) to the Borrowers for the Notes and the Shares to be issued and sold to such Lender at the Subsequent Closing, by wire transfer of immediately available funds in accordance with the Borrowers’ written wire instructions, and (ii) the Borrowers shall deliver to each Lender (A) the Notes (in the denominations as such Lender shall have requested prior to the Subsequent Closing) which such Lender is then purchasing, duly executed on behalf of the Borrowers and registered in the name of such Lender or its designee and (B) certificates representing the Shares (in the denominations as such Lender shall have requested prior to the Subsequent Closing) which such Lender is then purchasing, duly executed on behalf of the Principal Borrower and registered in the name of such Lender or its designee.

ARTICLE 4

CONDITIONS TO THE BORROWERS’ OBLIGATION TO SELL

Section 4.1 First Closing. The obligations of the Principal Borrower hereunder to issue and sell the Notes and the Shares to each Lender at the First Closing are subject to the satisfaction, at or before the First Closing Date, of each of the following conditions:

(a) Such Lender shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Principal Borrower.

(b) Such Lender and each other Lender shall have delivered to the Principal Borrower its pro rata portion of the First Closing Purchase Price (less the amounts withheld by it pursuant to Section 8.25) for the Notes and the Shares being purchased by such Lender at the First Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Principal Borrower in the funds flow letter (the “Funds Flow Letter”) set forth on Exhibit E attached hereto.

(c) The representations and warranties of such Lender shall be true and correct in all material respects as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).

Section 4.2 Subsequent Closing. The obligations of the Borrowers hereunder to issue and sell the Notes and the Shares to each Lender at the Subsequent Closing is subject to the satisfaction, at or before the Subsequent Closing Date, of each of the following conditions:

(a) Such Lender and each other Lender shall have delivered to the Borrowers its pro rata portion of the Subsequent Closing Purchase Price (less the amounts withheld by it pursuant to Section 8.25) for the Notes and the Shares being purchased by such Lender at the Subsequent Closing by wire transfer of immediately available funds pursuant to the written wire instructions provided by the Borrowers.

(b) The representations and warranties of such Lender shall be true and correct in all material respects as of the date when made and as of the Subsequent Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).

ARTICLE 5

CONDITIONS TO EACH LENDER’S OBLIGATION TO PURCHASE

Section 5.1 First Closing. The obligation of each Lender hereunder to purchase the Notes and the Shares at the First Closing is subject to the satisfaction, at or before the First Closing Date, of each of the following conditions:

(a) The Principal Borrower shall have executed and delivered to each Lender (i) the Notes (in such denominations as such Lender shall have requested prior to the First Closing) being purchased by such Lender at the First Closing pursuant to this Agreement, (ii) each of the other Transaction Documents to which it is a party (other than the Transaction Documents contemplated to be executed and delivered to the Agent pursuant to the other subsections of this Section 5.1), and (iii) certificates representing the Shares (in such denominations as such Lender shall have requested prior to the First Closing) being purchased by such Lender at the First Closing pursuant to this Agreement.

(b) The Principal Borrower shall have delivered to such Lender a letter from the Principal Borrower’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the First Closing Date.

(c) The Principal Borrower shall have executed and delivered to the Lenders the Registration Rights Agreement.

(d) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Fee Letter and evidence satisfactory to the Agent that the Principal Borrower shall pay to the Agent on the First Closing Date all fees and other amounts (including Accelerated First Closing Interest) due and owing thereon under the Fee Letter, this Agreement and the other Transaction Documents.

(e) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Security Agreement.

(f) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent deposit account control agreements and securities account control agreements, in form and substance satisfactory to the Agent, executed by the applicable banks, in each case as the Agent may request.

(g) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Affiliate Subordination Agreement.

(h) The Agent shall have received the opinions of Outside Legal Counsel, dated the First Closing Date, in substantially the forms of Exhibit F attached hereto.

(i) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Funds Flow Letter.

(j) The Principal Borrower shall have delivered to the Agent a copy of the Irrevocable Transfer Agent Instructions, which instructions shall have been delivered to and acknowledged in writing by the Principal Borrower’s transfer agent.

(k) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate evidencing its incorporation and good standing in its jurisdiction of incorporation issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the First Closing Date.

(l) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Principal Borrower is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the First Closing Date.

(m) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of the Principal Borrower, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated.

(n) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certified copy of the Principal Borrower’s certificate or articles of incorporation, as certified by the Secretary of State of its jurisdiction of incorporation, as of a date reasonably proximate to the First Closing Date.

(o) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate, executed by the secretary of the Principal Borrower and dated the First Closing Date, as to (i) the resolutions consistent with Section 7.2 as adopted by the Principal Borrower’s board of directors in a form reasonably acceptable to the Agent, (ii) the Principal Borrower’s articles or certificate of incorporation, each as in effect at the First Closing, (iii) the Principal Borrower’s bylaws, each as in effect at the First Closing, and (iv) no action having been taken by the Principal Borrower or its stockholders, directors or officers in contemplation of any amendments to items (i), (ii), or (iii) listed in this Section 5.1(o), as certified in the form attached hereto as Exhibit H.

(p) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the First Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the First Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(q) The Principal Borrower shall have obtained all governmental, regulatory and third party consents and approvals, if any, necessary for the sale of the Securities at the First Closing.

(r) The Principal Borrower shall have obtained and delivered to the Agent searches of UCC filings in the jurisdictions of formation or incorporation of the Principal Borrower, the jurisdiction of the chief executive offices of the Principal Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s and Holders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

(s) The Principal Borrower shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s and Holders’ security interest in the Collateral.

(t) The Principal Borrower shall have authorized the filing of the Intellectual Property Security Agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable.

(u) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent, with respect to each fee interest in real property owned by the Principal Borrower as of the First Closing Date, the following:

(i) a fully executed and notarized Mortgage, in proper form for recording in all applicable jurisdictions;

(ii) an opinion of counsel in the state in which such Mortgage is to be recorded with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as Agent may request, in each case in form and substance satisfactory to Agent;

(iii) (A) a title insurance policy or unconditional commitment therefore issued by one or more title companies satisfactory to the Agent with respect to such mortgaged property in amounts satisfactory to the Agent, together with a title report issued by a title company with respect thereto, dated as of as of a date reasonably proximate to the First Closing Date, each in form and substance satisfactory to the Agent; and (B) evidence satisfactory to the Agent that the Principal Borrower has paid to the title company all expenses and premiums of the title company and all other sums required in connection with the issuance of each such title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records;

(iv) a flood certification with respect to such mortgaged property and evidence of flood insurance, if necessary, in each case in form and substance satisfactory to the Agent;

(v) a survey of such mortgaged property, certified to the Agent and dated as of a date reasonably proximate to the First Closing Date, in form and substance satisfactory to the Agent; and

(vi) such other agreements and documents relating to such Mortgage and mortgaged property as the Agent or its counsel may reasonably request.

(v) The Principal Borrower shall have delivered, or caused to be delivered, to the Agent such information in form, scope and substance reasonably satisfactory to the Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Principal Borrower as of the First Closing Date.

(w) The Principal Borrower shall use its reasonable best efforts to have executed and delivered, or caused to be delivered, to the Agent such landlord waivers, collateral access agreements or other similar documents as the Agent may request.

(x) The Principal Borrower shall have delivered, or caused to be delivered, to the Agent certificates evidencing any Pledged Equity (as defined in the Security Agreement) pledged to the Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock or unit powers attached thereto.

(y) The Agent shall have received a certificate from the chief financial officer of the Principal Borrower in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Principal Borrower and each of its Subsidiaries are not Insolvent.

(z) Since June 30, 2008, there shall have been no change (other than any reduction in comparable store sales) which has had or could reasonably be expected to have a Material Adverse Effect.

(aa) The Agent shall have received certificates from the Principal Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Agent, for the benefit of the Holders, as additional insured and lender’s loss payee thereunder.

(bb) The Principal Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Post-Closing Obligations Letter.

(cc) The Principal Borrower shall have caused to be delivered to the Agent evidence satisfactory to the Agent that the holders of the Affiliate Notes have consented in all respects to the execution, delivery and performance of this Agreement and the other Transaction Documents, including the incurrence of Indebtedness and Liens hereunder and thereunder.

(dd) The representations and warranties of the Principal Borrower shall be true and correct as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Principal Borrower shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Principal Borrower at or prior to the First Closing Date. The Agent shall have received certificates, executed by the chief executive officer of the Principal Borrower, dated the First Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit I.

(ee) The Principal Borrower shall have executed and/or delivered to the Agent such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.

(ff) No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the issuance of the Notes at the First Closing.

Section 5.2 Subsequent Closing. The obligation of each Lender listed in column (A) on the Schedule of Lenders attached hereto to purchase the Notes and the Shares at the Subsequent Closing is subject to the satisfaction, at or before the Subsequent Closing Date, of each of the following conditions:

(a) Each Borrower, as applicable, shall have executed and delivered to such Lender (i) the Notes (in such denominations as such Lender shall have requested prior to the Subsequent Closing) being purchased by such Lender at the Subsequent Closing pursuant to this Agreement, (ii) each of the other Transaction Documents to which it is a party (other than the Transaction Documents contemplated to be executed and delivered to the Agent pursuant to the other subsections of this Section 5.2), and (iii) certificates representing the Shares (in such denominations as such Lender shall have requested prior to the Subsequent Closing) being purchased by such Lender at the Subsequent Closing pursuant to this Agreement.

(b) The Borrowers shall have delivered, or caused to be delivered, to the Agent evidence satisfactory to the Agent that the Borrowers shall pay to the Agent on the Subsequent Closing Date all fees and other amounts (including Accelerated Subsequent Closing Interest) due and owing thereon under the Fee Letter, this Agreement and the other Transaction Documents.

(c) If the Subsequent Closing Date occurs more than six (6) months following the First Closing Date, the Agent shall have received the opinions of the Borrowers’ Outside Legal Counsel, dated the Subsequent Closing Date, in form and substance satisfactory to such Agent.

(d) If the Subsequent Closing Date occurs more than six (6) months following the First Closing Date, each Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate evidencing the formation or incorporation and good standing of such Borrower in such entity’s jurisdiction of formation or incorporation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date reasonably proximate to the Subsequent Closing Date.

(e) If the Subsequent Closing Date occurs more than six (6) months following the First Closing Date, each Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate evidencing such Borrower’s qualification as a foreign corporation or other entity and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Borrower conducts business, as of a date reasonably proximate to the Subsequent Closing Date.

(f) Each Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Borrower, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated.

(g) If the Subsequent Closing Date occurs more than six (6) months following the First Closing Date, each Borrower shall have executed and delivered, or caused to be delivered, to the Agent a certified copy of such Borrower’s certificate or articles of incorporation (or other applicable governing document), as certified by the Secretary of State (or comparable office) of such entity’s jurisdiction of formation or incorporation, as of a date reasonably proximate to the Subsequent Closing Date.

(h) Each Borrower shall have executed and delivered, or caused to be delivered, to Agent a certificate, executed by the Secretary of such Borrower and dated the Subsequent Closing Date, as to (i) the resolutions consistent with Section 7.2 as adopted by such Borrower’s board of directors (or other governing body) in a form reasonably acceptable to the Agent, (ii) such Borrower’s articles or certificate of incorporation (or other applicable governing document), each as in effect at the Subsequent Closing, (iii) such Borrower’s bylaws (or other applicable governing document), each as in effect at the Subsequent Closing, and (iv) no action having been taken by such Borrower or its stockholders, directors or officers in contemplation of any amendments to items (i), (ii), or (iii) listed in this Section 5.2(h), as certified, in the form attached hereto as Exhibit H.

(i) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Subsequent Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Subsequent Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(j) Each of the Borrowers shall have obtained all governmental, regulatory and third party consents and approvals, if any, necessary for the sale of the Securities at the Subsequent Closing.

(k) If the Subsequent Closing Date occurs more than six (6) months following the First Closing Date, each of the Borrowers shall have obtained and delivered to the Agent searches of UCC filings in the jurisdictions of formation or incorporation of each of the Borrowers, the jurisdiction of the chief executive offices of each of the Borrowers and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s and Holders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

(l) Each of the Borrowers shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s and Holders’ security interest in the Collateral.

(m) The Agent shall have received a certificate from the chief financial officer of the Principal Borrower in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Principal Borrower and each of its Subsidiaries are not Insolvent.

(n) The representations and warranties of each Borrower shall be true and correct as of the date when made and as of the Subsequent Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and each Borrower shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by each Borrower at or prior to the Subsequent Closing Date. The Agent shall have received certificates, executed by the chief executive officer of each Borrower, dated the Subsequent Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit I.

(o) No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the issuance of the Notes at the Subsequent Closing; and there shall have been no event or occurrence or series of events or occurrences that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. The Agent shall have received certificates, executed by the chief executive officer of each Borrower, dated the Subsequent Closing Date, to the foregoing effect.

(p) The Borrowers shall be in pro forma compliance with Section 8.1(a) and Section 8.1(b), after giving effect to the issuance of the Notes. The Agent shall have received a certificate, executed by the chief executive officer of each Borrower, dated the Subsequent Closing Date, to the foregoing effect.

(q) Since the First Closing, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, as determined in the Agent’s sole discretion, or any disruption or adverse change in the financial, banking and/or capital markets that, in the sole judgment of the Agent, could impair the syndication and/or the market value for the Notes.

(r) Each of the Borrowers shall have executed and/or delivered to the Agent such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.

ARTICLE 6

LENDER’S REPRESENTATIONS AND WARRANTIES

Each Lender represents and warrants (severally and not jointly) with respect to only itself that:

Section 6.1 No Public Sale or Distribution. Such Lender is acquiring the Notes and the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Lender does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

Section 6.2 Investor Status. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 6.3 No Governmental Review. Such Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 6.4 Transfer or Resale. Such Lender understands that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement or an exemption from registration; provided, however, that, subject to the terms of the Lock-Up Agreement, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed by the Principal Borrower to be a transfer, sale or assignment of the Securities hereunder, and no Lender effecting such a pledge of Securities shall be required to provide the Borrowers with any notice thereof or otherwise make any delivery to the Borrowers pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 6.4.

Section 6.5 Legends. Such Lender understands that the certificates or other instruments representing the Notes and, until removed in accordance with the Registration Rights Agreement, the certificates representing the Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES, PROVIDED SUCH PLEDGE IS MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Borrowers or the Principal Borrower, as applicable, shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Borrowers or the Principal Borrower, as applicable, with an opinion of counsel, in a form reasonably acceptable to the Principal Borrower, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such Securities are sold, assigned or transferred pursuant to Rule 144 under the 1933 Act, or such holder provides the Borrowers or the Principal Borrower, as applicable, with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 under the 1933 Act.

Section 6.6 Residency. Each Lender is a resident of that jurisdiction specified below its address on the Schedule of Lenders attached hereto.

ARTICLE 7

BORROWERS’ REPRESENTATIONS AND WARRANTIES

As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Borrowers jointly and severally represents and warrants to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct as of the applicable Closing Date. The Schedules shall be arranged by the Borrowers in paragraphs corresponding to the sections and subsections contained in this ARTICLE 7.

Section 7.1 Organization and Qualification. The Principal Borrower and its subsidiaries (which, for purposes of this Agreement, means any entity in which the Principal Borrower, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby. Each of the Principal Borrower and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 7.1, (i) the Principal Borrower has no Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by the Principal Borrower. Unigene UK conducts no business, has no material assets and has no material liabilities.

Section 7.2 Authorization; Enforcement; Validity. Each of the Borrowers has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Registration Rights Agreement, the Lock-Up Agreement, the Irrevocable Transfer Agent Instructions, the Security Agreement, the Fee Letter, the Mortgages, the Intellectual Property Security Agreements, the Affiliate Subordination Agreement and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Borrowers have been duly authorized by each of the Borrowers’ respective board of directors (or other governing body) and the consummation by the Borrowers of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes by the Borrower and the issuance of the Shares by the Principal Borrower, have been duly authorized by the Borrowers’ board of directors (or other governing body) and the Principal Borrower’s board of directors, respectively, and (other than the filing with the SEC of a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and other than filings with “Blue Sky” authorities as required therein) no further filing, consent, or authorization is required by any Borrower, its board of directors (or other governing body) or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Borrowers party thereto, and constitute the legal, valid and binding obligations of each of the Borrowers party thereto, enforceable against each of such Borrowers in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 7.3 Issuance of Securities. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. The Shares are (or, in the case of any Shares issued on a Subsequent Closing Date, upon issuance will be) duly authorized, validly issued, fully paid (assuming that at least $0.01, par value per share, has been assigned to each Lender’s pro rata share of the First Closing Purchase Price for the Shares such Lender is purchasing hereunder) and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truth and accuracy of the representations and warranties of each Lender set forth in ARTICLE 6 of this Agreement, the issuance by the Borrowers of the Notes and the issuance by the Principal Borrower of the Shares to the Lenders is exempt from registration under the 1933 Act.

Section 7.4 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Borrowers party thereto and the consummation by the Borrowers of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and the Shares) will not (i) result in a violation of any Borrower’s or Subsidiary’s certificate or articles of incorporation or bylaws or other governing documents, or the terms of any capital stock or other equity interests of the Principal Borrower or any of its Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Principal Borrower, any of the other Borrowers or any of their Subsidiaries is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of the Principal Borrower or any of its Subsidiaries; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (A) any Environmental Laws, or (B) federal and state securities laws or (C) the rules and regulations of the Principal Market applicable to the Principal Borrower or its Subsidiaries or by which any property or asset of the Principal Borrower or its Subsidiaries is bound or affected.

Section 7.5 Consents. No Borrower is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (w) the filing with the SEC of (i) a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and (ii) any other filings required pursuant to the 1933 Act or the 1934 Act, (x) filings with “Blue Sky” authorities as required thereby, (y) filings required by the Security Documents and (z) as set forth on Schedule 7.5). All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Borrowers are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the First Closing Date, and each Borrower is unaware of any facts or circumstances which might prevent any of the Borrowers from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Except as set forth in Schedule 7.5, the Principal Borrower is not in violation of the listing requirements of the Principal Market and has no knowledge of the occurrence of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

Section 7.6 Subsidiary Rights. Except as set forth on Schedule 7.6, each Borrower has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by the Principal Borrower or such Subsidiary.

Section 7.7 Equity Capitalization. As of the First Closing Date, the authorized capital stock of the Principal Borrower consists of 135,000,000 shares of Common Stock, of which, as of the First Closing Date, 90,077,676 shares (including the Shares issued hereunder) are issued and outstanding. All of such outstanding shares of Capital Stock or other Equity Interests of the Principal Borrower and its Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 7.7: (i) none of any Borrower’s or Subsidiary’s Capital Stock or other Equity Interest in such Borrower or Subsidiary is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Borrower or Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in any of the Borrowers or any of their Subsidiaries, or contracts, commitments, understandings or arrangements by which any of the Borrowers or any of their Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interest in such Borrower or Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in any of the Borrowers or any of their Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any of the Borrowers or any of their Subsidiaries or by which any of the Borrowers or any of their Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any of the Borrowers or any of their Subsidiaries; (v) there are no agreements or arrangements under which any of the Borrowers or any of their Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of any of the Borrowers or any of their Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any of the Borrowers or any of their Subsidiaries is or may become bound to redeem a security of any of the Borrowers or any of their Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) none of the Borrowers or any of their Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) none of the Borrowers or any of their Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Borrowers’ and their Subsidiaries’ respective businesses. Prior to the applicable Closing, the Borrowers have provided to the Lenders true, correct and complete copies of (i) each Borrower’s and Subsidiary’s certificate or articles of incorporation (or other applicable governing document), as amended and as in effect on the applicable Closing Date, and (ii) each Borrower’s and Subsidiary’s bylaws, as amended and as in effect on the applicable Closing Date (or other applicable governing document). Schedule 7.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any of the Borrowers or any of their Subsidiaries and the material rights of the holders thereof in respect thereto.

Section 7.8 Indebtedness and Other Contracts. Except as disclosed on Schedule 7.8, neither the Principal Borrower nor any of its Subsidiaries (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in a Material Adverse Effect.

Section 7.9 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any of the Borrowers or any of their Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Principal Borrower in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

Section 7.10 Ranking of Notes. No Indebtedness of any of the Borrowers or any of their Subsidiaries will rank senior to or pari passu with the Notes in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise (other than Permitted Indebtedness that is not Affiliate Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

Section 7.11 Title. Except as described on Schedule 7.11, each of the Borrowers and Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of such Borrower or Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by any of the Borrowers or any of their Subsidiaries are held by it under valid, subsisting and enforceable leases.

Section 7.12 Intellectual Property Rights. Each of the Borrowers and Subsidiaries owns or possesses adequate and valid rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary to conduct its respective businesses as now conducted, and such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens. No Borrower’s or Subsidiary’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within five (5) years from the First Closing Date. Except as described on Schedule 7.12, (i) none of the Borrowers or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any of the Borrowers or any of their Subsidiaries of Intellectual Property Rights of other Persons; (ii) none of the Borrowers or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights of the Borrowers or any of their Subsidiaries; (iii) there is no claim, action or proceeding pending or, to the knowledge of each of the Borrowers, threatened in writing, against any of the Borrowers or any of their Subsidiaries regarding its Intellectual Property Rights or the Intellectual Property Rights of other Persons; and (iv) none of the Borrowers or the Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Borrowers and the Subsidiaries has taken and is taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy, confidentiality and value of its Intellectual Property Rights.

Section 7.13 Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements and the recording of the Mortgages) enforceable perfected first priority security interest and Lien in the Collateral described therein as security for the obligations under the Notes to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies.

Section 7.14 Absence of Certain Changes. Except as disclosed in Schedule 7.14, since June 30, 2008 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Principal Borrower or any of its Subsidiaries. Except as disclosed in Schedule 7.14, since the Diligence Date, the Principal Borrower and each of its Subsidiaries has not (i) declared or paid any dividends, (ii) sold any assets (other than the sale of Inventory in the ordinary course of business) or (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000. None of the Borrowers or any of their Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor do the Borrowers or any of their Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. None of the Borrowers or any of their Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). None of the Borrowers or any of their Subsidiaries has any knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within three (3) years from the First Closing Date. No Borrower or Subsidiary is, as of the applicable Closing Date, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will be Insolvent.

Section 7.15 Absence of Litigation. Except as set forth in Schedule 7.15, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower, the Common Stock or any of the Principal Borrower’s Subsidiaries or any of Principal Borrower’s or its Subsidiaries’ officers or directors which (i) could reasonably be expected to result in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (iii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

Section 7.16 No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur or may occur with respect to any of the Borrowers or any of their Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Principal Borrower under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Principal Borrower of its Common Stock and which has not been publicly announced.

Section 7.17 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by any of the Borrowers or any of their Subsidiaries to arise, between any of the Borrowers or any of their Subsidiaries and the accountants and lawyers formerly or presently employed by the Borrowers and their Subsidiaries which could affect the ability of the Borrowers to perform any of their obligations under any of the Transaction Documents.

Section 7.18 No General Solicitation; Placement Agent’s Fees. None of the Borrowers, nor any of their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. The Principal Borrower shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lenders or their investment advisors) relating to or arising out of the transactions contemplated hereby. The Principal Borrower shall pay, and hold each Lender harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. Except as described on Schedule 7.18, no Borrower has engaged any placement agent or other agent in connection with the sale of the Shares.

Section 7.19 No Integrated Offering. None of the Borrowers, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by any of the Borrowers for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Principal Borrower or any other Borrower are listed or designated. None of the Borrowers, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act (except as set forth in the Registration Rights Agreement) or cause the offering of the Securities to be integrated with other offerings. None of the Borrowers has a registration statement pending before the SEC or currently under the SEC’s review.

Section 7.20 Tax Status. Each of the Borrowers and its Subsidiaries (i) has made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except prior to the First Closing Date where any failure to do so did not result in any material penalties to the Borrowers or its Subsidiaries, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) has set aside on its books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the Borrowers as shall be required in conformity with GAAP), and the officers of each of the Borrowers and its Subsidiaries know of no basis for any such claim.

Section 7.21 Transfer Taxes. On each applicable Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Lender hereunder will be, or will have been, fully paid or provided for by the Borrowers, and all laws imposing such taxes will be or will have been complied with.

Section 7.22 Conduct of Business; Regulatory Permits. None of the Borrowers or any of their Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. None of the Borrowers or any of their Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to such Borrowers or Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 7.22, the Principal Borrower is not in material violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of the occurrence of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth on Schedule 7.22, during the one (1) year period prior to the First Closing Date, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Principal Borrower has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Except as set forth on Schedule 7.22, each of the Borrowers and their Subsidiaries possesses all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits issued by the FDA and all other appropriate regulatory authorities necessary to conduct their respective businesses, and none of the Borrowers or any of their Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits.

Section 7.23 Foreign Corrupt Practices. None of the Borrowers or any of their Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of any of the Borrowers or any of their Subsidiaries has, in the course of its actions for, or on behalf of, any of the Borrowers or any of their Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 7.24 Sarbanes-Oxley Act. The Principal Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are applicable to the Principal Borrower as of the applicable Closing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to the Principal Borrower as of the applicable Closing Date, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 7.25 Environmental Laws. Except as set forth on Schedule 7.25, each of the Borrowers and its Subsidiaries (a) (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (iii) is in compliance with all terms and conditions of any such permit, license or approval, and (iv) has no outstanding Liability under any Environmental Laws and is not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent a Material Adverse Effect could not reasonably be expected to occur, and (b) has provided Agent and Lenders with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws.

Section 7.26 Margin Stock. No Borrower nor any of its respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the issuance of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.27 ERISA. Except as set forth on Schedule 7.27, none of the Borrowers nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Except as set forth on Schedule 7.27, none of the Borrowers nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employe Benefit Plan is so qualified and to Borrower’s knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. None of the Borrowers nor any ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any

Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

Section 7.28 Investment Company. None of the Borrowers or any of their Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 7.29 U.S. Real Property Holding Corporation. None of the Borrowers or any of their Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Borrowers will so certify upon the request of any Lender.

Section 7.30 Internal Accounting and Disclosure Controls. The Principal Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Principal Borrower maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Principal Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Principal Borrower in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Principal Borrower’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the First Closing Date, none of the Borrowers or any of their Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any of the Borrowers or any of their Subsidiaries.

Section 7.31 SEC Documents; Financial Statements. The Principal Borrower’s Common Stock is registered under Section 12(b) of the 1934 Act. Except for the 10-Q report in respect of the Fiscal Quarter ended June 30, 2005, the Principal Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the applicable Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as described on Schedule 7.31, as of their respective dates, the financial statements of the Principal Borrower included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Principal Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 7.32 Manipulation of Price; Securities.

(a) Neither any of the Borrowers or any of their Subsidiaries, nor any officer, director or Affiliate of any of the Borrowers or any of their Subsidiaries, and to each such Person’s knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Principal Borrower or any other Borrower or Subsidiary to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (except for customary placement fees payable in connection with this transaction), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Principal Borrower or such Borrower or Subsidiary (except for customary placement fees payable in connection with this transaction).

(b) Since the Diligence Date, neither any officer, director or Affiliate of any of the Borrowers or any of their Subsidiaries, nor any Affiliate of any of the foregoing, or anyone acting on their behalf has sold, bid, purchased or traded in the Common Stock of the Principal Borrower.

Section 7.33 Transactions With Affiliates. Except (i) as set forth on Schedule 7.33 and (ii) for transactions that have been entered into on terms no less favorable to the Borrowers and their Subsidiaries than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of any of the Borrowers or any of their Subsidiaries is presently a party to any transaction with any of the Borrowers or any of their Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 7.34 Acknowledgment Regarding Lender’s Purchase of Securities. Each of the Borrowers acknowledges and agrees that each Lender is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Lender is (i) an officer or director of any Borrower or any Subsidiary, (ii) an Affiliate of any Borrower or Subsidiary or (iii) to the knowledge of the Borrowers, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). Each of the Borrowers further acknowledges that no Lender is acting as a financial advisor or fiduciary of any Borrower or any Subsidiary (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Lender’s purchase of the Securities. Each of the Borrowers further represents to each Lender that each Borrower’s decisions to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Borrowers and their respective representatives.

Section 7.35 Acknowledgement Regarding Lender’s Trading Activity. Except as described on Schedule 7.35, in the Lock-Up Agreement or in the Registration Rights Agreement, it is understood and acknowledged by the Principal Borrower that none of the Lenders has been asked by the Principal Borrower to agree, nor has any Lender agreed, to desist from purchasing or selling, long and/or short, securities of the Principal Borrower, or “derivative” securities based on securities issued by the Principal Borrower or to hold the Shares for any specified term. The Principal Borrower acknowledges that such aforementioned activities do not constitute a breach of any of the Transaction Documents.

Section 7.36 Registration Statement. To the knowledge of the Borrowers, no facts or circumstances exist that would inhibit or delay the preparation and filing of the Registration Statement with respect to the Shares in accordance with the Registration Rights Agreement.

Section 7.37 Insurance. Each of the Borrowers and Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Borrowers and Subsidiaries are engaged. None of the Borrowers or any of their Subsidiaries has been refused any insurance coverage sought or applied for and none of the Borrowers or any of their Subsidiaries believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 7.38 Application of Takeover Protections; Rights Agreement. Each of the Borrowers and its respective board of directors (or other governing body) has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under each Borrower’s certificate or articles of incorporation (or other governing documents) or the laws of the jurisdiction of its incorporation or formation which is or could become applicable to any Lender as a result of the transactions contemplated by this Agreement, including, without limitation, each Borrower’s issuance of the Notes, the Principal

Borrower’s issuance of the Shares and any Lender’s ownership of the Securities. The Principal Borrower has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Principal Borrower, except for the Principal Borrower’s rights agreement, dated as of December 20, 2002, with Registrar and Transfer Company.

Section 7.39 Employee Relations. None of the Borrowers or any of their Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work. Each of the Borrowers believes that its relations with its employees are good. As of the First Closing Date, no executive officer of any of the Borrowers or any of their Subsidiaries has notified such Borrower or Subsidiary that such officer intends to leave such Borrower or Subsidiary or otherwise terminate such officer’s employment with such Borrower or Subsidiary. As of the First Closing Date, no executive officer of any of the Borrowers or any of their Subsidiaries, to the knowledge of the Borrowers, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Borrowers and Subsidiaries is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.40 Disclosure. Each of the Borrowers confirms that neither it nor any other Person acting on its behalf has provided any of the Lenders or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material non-public information on the date that is the earlier of (i) the 90th day following the First Closing and (ii) the effective date of any registration statement filed by the Principal Borrower pursuant to which any such Lenders are selling shareholders thereunder. Each of the Borrowers understands and confirms that each of the Lenders will rely on the foregoing representations in effecting transactions in securities of the Borrowers. Notwithstanding any other provision of this Agreement, all disclosure provided to the Lenders regarding each of the Borrowers and their Subsidiaries, its business and properties, and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of each Borrower shall be information available to the public, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading. Each press release issued by the Principal Borrower during the twelve (12) months preceding the First Closing Date did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Borrowers or any of their Subsidiaries or any of their business, properties, prospects, operations or condition (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure or announcement by the Principal Borrower but which has not been so publicly announced or disclosed.

Section 7.41 Patriot Act. To the extent applicable, each of the Borrowers and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 7.42 Compliance with Statutes, etc. Each of the Borrowers and their Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, the FDA and all other Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with (i) all FDA approvals necessary for manufacturing or marketing the Products (“FDA Approvals”), (ii) all FDA Regulations and HHS Regulations, and (iii) all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws).

Section 7.43 Material Contracts. Schedule 7.43 contains a true, correct and complete list of all the Material Contracts of the Borrowers and their Subsidiaries, and all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 7.44 FDA and Product-Related Matters. (a) The FDA has not commenced or threatened in writing to commence any action to withdraw its approval of any Product or commenced or threatened in writing to commence any action to withdraw its approval of any facility of the Borrowers or their Subsidiaries.

(b) The human clinical trials conducted by or on behalf of the Borrowers or their Subsidiaries, or in which the Borrowers or their Subsidiaries have participated, or the results thereof, were and, if still pending, are being conducted in accordance with applicable regulatory requirements. To the Borrowers’ knowledge, no other studies or tests have results that discredit the results of such human clinical trials. Neither any Borrower nor any of their respective Subsidiaries have received any notice or correspondence from the FDA or any other Governmental Authority requiring the termination or suspension of any human clinical trials conducted by, or on behalf of, the Borrowers or their Subsidiaries or in which the Borrowers or their Subsidiaries have participated, or any modification of any clinical trials conducted by, or on behalf of, the Borrowers or their Subsidiaries or in which the Borrowers or their Subsidiaries have participated.

(c) To the Borrowers’ knowledge, there exist no pending abbreviated new drug applications or other applications filed by third parties with respect to any of the Products for which there is no generic equivalent product on the market, whereby any such third party could reasonably be expected to obtain approval to make, have made, use, sell, offer for sale, import, distribute, commercialize or otherwise dispose of any of the Products in the Territory on or prior to the First Closing Date.

(d) To the Borrowers’ knowledge, all inventory of any Product in possession or control of the Borrowers or any of their Subsidiaries (i) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder); and (ii) is manufactured, labeled and packaged in accordance with cGMPs and with all other applicable laws. The Borrowers have taken reasonable precautions to ensure that all inventory of any Product in possession or control of the Borrowers or any of their Subsidiaries (A) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder) and (B) is manufactured, labeled and packaged in accordance with cGMPs and with all other applicable laws.

(e) A complete and correct list of all FDA Approvals and all patents and patent applications owned or licensed by the Borrowers or any of their Subsidiaries that cover the manufacture, marketing, use, sale, offer for sale, importation, distribution, commercialization and other disposition of the Products anywhere in the Territory is described in Schedule 7.44.

ARTICLE 8

COVENANTS

Section 8.1 Financial Covenants. So long as the aggregate principal amount of all Obligations then outstanding is no less than $5,000,000, the Borrowers shall, and shall cause their Subsidiaries to, comply with the following financial covenants:

(a) Cash Balance. Commencing with the month ending October 31, 2008, the Borrowers shall at all times maintain cash in their Blocked Accounts in an aggregate amount not less than ten percent (10%) of the aggregate principal amount of all Notes at such time outstanding.

(b) Cash Flow. Commencing with the Fiscal Quarter ending December 31, 2008, the Borrowers shall not permit Cash Flow of the Principal Borrower and its Subsidiaries on a consolidated basis (i) for any Fiscal Quarter ending on the last day of such Fiscal Quarter to be less than $2,000,000 or (ii) for any period consisting of three consecutive Fiscal Quarters ending on the last day of such Fiscal Quarters to be less than $9,000,000 in the aggregate.

Section 8.2 Deliveries. The Borrower agrees to deliver the following to the Agent and each Holder:

(a) Monthly Financial Statements. At any time following the occurrence of an Event of Default, as soon as available upon the request of the Agent, and in any event within ten (10) days after the end of each month (including December), the consolidated balance sheets of the Borrowers and their Subsidiaries as at the end of such month and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, and certified by the chief financial officer of the Principal Borrower;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter), the consolidated balance sheets of the Borrowers and their Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, and certified by the chief financial officer of the Principal Borrower (it being understood and agreed that delivery of the Principal Borrower’s Form 10-Q for such Fiscal Quarter as filed with the SEC, it certified as required above, shall satisfy such requirements);

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated balance sheets of the Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Principal Borrower (it being understood and agreed that delivery of the Principal Borrower’s Form 10-K for such Fiscal Year as filed with the SEC, it certified as required above, shall satisfy such requirements);

(d) Compliance Certificate. The Principal Borrower shall send to the Agent and each Holder on the dates that the financial statements under clause (b) above are delivered, a duly completed Compliance Certificate, with appropriate insertions, dated the date of the applicable quarterly financial statements, and signed on behalf of the Principal Borrower by the chief financial officer of the Principal Borrower, containing a computation of each of the restrictions set forth in Section 8.1 hereof and to the effect that such officer has not become aware of any Event of Default or default that has occurred and is continuing or, if there is any such Event of Default or default, describing it and the steps, if any, being taken to cure it.

(e) Quarterly Compliance Checklist. The Principal Borrower shall send to the Agent and each Holder on the dates that the financial statements under clause (b) above are delivered, a duly completed compliance checklist, in form and substance satisfactory to the Agent, dated the date of the applicable quarterly financial statements, and signed on behalf of the Principal Borrower by the chief financial officer of the Principal Borrower, indicating whether or not the Borrowers are in compliance with each covenant set forth in ARTICLE 8 of the Agreement and whether each representation and warranty contained in ARTICLE 7 of the Agreement is true and correct as though made on such date (except for representations and warranties that speak as of a specific date).

Section 8.3 Notices. The Borrowers agree to deliver the following to the Agent and each Holder:

(a) Collateral Information. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 8.2, a certificate of one of its duly authorized officers (i) either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Agent on the First Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the

Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(b) Auditor Reports. Promptly upon receipt thereof, copies of any reports submitted by the Principal Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Principal Borrower or any of its Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of the Principal Borrower or any Subsidiary in connection with their services;

(c) Notice of Default. Promptly upon any officer of any Borrower obtaining knowledge (i) of any condition or event that constitutes a default or an Event of Default or that notice has been given to any Borrower with respect thereto; (ii) that any Person has given any notice to any Borrower or taken any other action with respect to any event or condition set forth in ARTICLE 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Borrowers have taken, are taking and propose to take with respect thereto;

(d) Notice of Litigation. Promptly upon any officer of any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Borrower to the Agent and the Holders, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrowers to enable the Agent and the Holders and their counsel to evaluate such matters;

(e) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) the applicable Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by such Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Principal Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request;

(f) Insurance Report. As soon as practicable following receipt thereof and in any event by the last day of each Fiscal Year, a report by the Principal Borrower’s insurance broker(s) in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Borrowers and all material insurance coverage planned to be maintained by the Borrowers in the immediately succeeding Fiscal Year;

(g) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by the Borrowers or which relate to any environmental liabilities of any Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(h) Corporate Information. Thirty (30) days’ prior written notice of any change (i) in any Borrower’s corporate name, (ii) in any Borrower’s identity or corporate structure, (iii) in any Borrower’s jurisdiction of organization, or (iv) in any Borrower’s Federal Taxpayer Identification Number or state organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement and other Transaction Documents;

(i) Tax Returns. Within ten (10) days following request by the Agent or any Holder, copies of each federal income tax return filed by or on behalf of any Borrower and requested by such Holder;

(j) Event of Loss. Promptly (and in any event within three (3) Business Days) notice of (i) any claim with respect to any liability against any of the Borrowers or any of their Subsidiaries that (A) is in excess of $500,000 and (B) could reasonably be expected to result in a Material Adverse Effect or (ii) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss.

(k) FDA Notices. Promptly (and in any event within three (3) Business Days) after any Borrower has knowledge of any violation, claim, complaint or charge, or receipt of any violation, claim, complaint or charge, of or under the Food and Drug Act or any applicable statutes, rules, regulations, guidelines, policies, orders or directives administered or issued by the FDA, including without limitation receipt by any Borrower or any of its Subsidiaries of any Product Recall Notice, other FDA notice or amendment to such a previous Product Recall Notice or FDA notice that is required to be disclosed under this Section 8.3(k), that is material to the interests of Agent, the Lenders or the Holders, a statement of an authorized officer of the Borrowers setting forth the material details of such occurrence and the actions, if any, which the Borrowers propose to take with respect thereto and, in the case of a written document evidencing such event, together with a true, correct and complete copy of such Product Recall Notice, FDA Notice or amendment or other notice, as the case may be (other than to the extent that provision of such documents or information to the Agent and the Holders would invalidate any privileged status granted by such Governmental Authority with respect to such documents or information, in which case, the Borrowers shall furnish a summary of the documents or information so provided that does not invalidate such privilege).

(l) Other Information. Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Principal Borrower to its security holders acting in such capacity or by any of its Subsidiaries to its security holders other than the Principal Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Principal Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Principal Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Principal Borrower or any of its Subsidiaries, and (iv) such other information and data with respect to the Principal Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Holder.

Section 8.4 Rank. All Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Borrower (other than Permitted Indebtedness that is not Affiliate Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

Section 8.5 Incurrence of Indebtedness. So long as the Notes are outstanding, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

Section 8.6 Existence of Liens. So long as any Notes are outstanding, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.

Section 8.7 Restricted Payments. Except as set forth on Schedule 8.7, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly,

(a) declare or pay any dividend or make any other payment or distribution on account of any Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Borrower) or to the direct or indirect holders of any Borrower’s Equity Interests in their capacity as such;

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Borrower) any Equity Interests of any Borrower or any Subsidiary or any direct or indirect parent of any Borrower or any Subsidiary, other than repurchases of Equity Interests by Principal Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $100,000 each Fiscal Year;

(c) make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Borrower or any Subsidiary (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts under (A) the Notes and (B) Permitted Indebtedness (other than Affiliate Indebtedness), and (ii) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, at any time following May 1, 2010, Permitted Subordinated Debt Payments (as defined in the Affiliate Subordination Agreement);

(d) incur any costs or payments outside of the ordinary course of business that (i) individually exceeds $25,000, or (ii) in the aggregate $100,000 per year; provided that this subsection does not prohibit the use of proceeds as permitted by Section 8.24.

Section 8.8 Mergers; Acquisitions; Asset Sales. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, (a) be a party to any merger or consolidation, or Acquisition, other than Permitted Acquisitions, or (b) consummate any Asset Sale other than Permitted Dispositions.

Section 8.9 No Further Negative Pledges. The Borrowers agree not to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of the Holders of Notes as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

Section 8.10 Affiliate Transactions. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower or Subsidiary, unless such transaction is on terms that are no less favorable to such Borrower or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate.

Section 8.11 Insurance.

(a) The Borrowers shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrowers, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent. Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the First Closing Date, delivered to the Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Holders. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of any Borrower or any other Person shall affect the right of the Agent to recover under such policy of insurance in case of loss or damage. In addition, each Borrower shall cause to be executed and delivered to the Agent no later than the First Closing Date an assignment of proceeds of its business interruption insurance policies. Each Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent. Each Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as each Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and be continuing, such Borrower may make, settle and adjust claims involving less than $250,000 in the aggregate without the Agent’s consent.

(b) The Borrowers shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Borrowers with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies have been or shall be, no later than the First Closing Date, delivered to the Agent; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.

(c) If any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable. Such insurance, if obtained by the Agent, may, but need not, protect each Borrower’s interests or pay any claim made by or against any Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Borrowers may be able to obtain on their own and may be cancelled only upon the Borrowers providing evidence that they have obtained the insurance as required above. All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the obligations due and owing hereunder, shall be payable on demand by the Borrowers to the Agent and, until paid, shall bear interest at the highest rate applicable to Notes hereunder.

Section 8.12 Corporate Existence and Maintenance of Properties. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect). Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Principal Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrowers and their Subsidiaries shall use commercially reasonable efforts to ensure that all inventory of any Product in possession or control of the Borrowers or any of their Subsidiaries (i) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder) and (B) is manufactured, labeled and packaged in accordance with cGMPs and with all other applicable laws. The Principal Borrower shall not permit Unigene UK to conduct any business, own any assets (other than such assets owned as of the First Closing Date) or incur any liabilities (other than such liabilities existing as of the First Closing Date).

Section 8.13 Non-circumvention. Each Borrower hereby covenants and agrees that no Borrower or any of its Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all action as may be required to protect the rights of the Holders of the Notes.

Section 8.14 Conduct of Business. The Borrowers shall not conduct their businesses in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. The Borrowers shall not engage in any line of business other than the businesses engaged in on the First Closing Date and businesses incidental thereto.

Section 8.15 U.S. Real Property Holding Corporation. None of the Borrowers shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.

Section 8.16 Compliance with Laws. The Borrowers shall, and shall cause their Subsidiaries to, (i) comply in all material respects with federal, state and other applicable securities laws, and (ii) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, FDA Regulations and HHS Regulations).

Section 8.17 Form D and Blue Sky. The Borrowers agree to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Lender promptly after such filing. Each of the Borrowers shall, on or before the applicable Closing Date, take such action as is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Lenders at the applicable Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Lenders on or prior to the applicable Closing Date. Each of the Borrowers shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the First Closing Date.

Section 8.18 Reporting Status. Until the date on which the Investors shall have sold all the Shares and none of the Notes are outstanding (the “Reporting Period”), the Principal Borrower shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Principal Borrower shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

Section 8.19 Listing. The Principal Borrower shall promptly secure the listing of all of the Registrable Securities upon the Principal Market (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Principal Borrower shall maintain the Common Stock’s listing for trading on the Principal Market. Neither the Principal Borrower nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock by the Principal Market. The Principal Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.19.

Section 8.20 Additional Collateral. With respect to any Property acquired after the Issuance Date by any Borrower as to which the Agent, for the benefit of the Holders, does not have a perfected Lien, such Borrower shall promptly (i) execute and deliver to the Agent, for the benefit of the Holders, or its agent such amendments to the Security Documents or such other documents as the Agent, for the benefit of the Holders, deems necessary or advisable to grant to the Agent, for the benefit of the Holders, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Agent, for the benefit of the Holders, a perfected first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent.

Section 8.21 Audit Rights; Field Exams; Appraisals; Meetings.

(a) The Borrowers shall, upon reasonable notice, subject to reasonable safety and security procedures, and at the Borrowers’ sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) to visit and inspect any of the properties of the Borrowers and their Subsidiaries, to examine the books of account of the Borrowers and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Agent and the Holders may reasonably request; provided that such audit rights shall not be exercised more than two (2) times in any calendar year, unless an Event of Default shall have occurred and be continuing, in which case there shall be no such limit on audit rights.

(b) The Borrowers shall, upon reasonable notice, subject to reasonable safety and security procedures, and at the Borrowers’ sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent and the Holders may reasonably request; provided that such field examination rights shall not be exercised more than four (4) times in any calendar year, unless an Event of Default shall have occurred and be continuing, in which case there shall be no such limit on the ability to conduct field exams.

(c) The Borrowers shall, upon reasonable notice, and at the Borrowers’ sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm satisfactory to Agent; provided that in the absence of an Event of Default the Borrowers shall not be required to obtain more than one (1) appraisal per year.

(d) The Borrowers will, upon the request of the Agent or Required Holders, participate in a meeting of the Agent and the Holders twice during each Fiscal Year to be held at the Principal Borrower’s corporate offices (or at such other location as may be agreed to by the Borrowers and the Agent) at such time as may be agreed to by the Borrowers and the Agent.

Section 8.22 Pledge of Securities. Each of the Borrowers acknowledges and agrees that the Securities may be pledged by an Investor in connection with a bona fide margin account or other loan or financing arrangement that is secured by the Securities; provided such pledge is made in compliance with applicable federal and state securities laws and is subject to the terms of the Lock-Up Agreement. Such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting such pledge of Securities shall be required to provide any Borrower with any notice thereof or otherwise make any delivery to any Borrower pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 6.4 hereof, unless required in connection with the registration of the Securities or by applicable law. Each of the Borrowers hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

Section 8.23 Additional Issuances of Securities. Except as set forth on Schedule 8.23, so long as any Notes are outstanding, none of the Borrowers or any other Subsidiary shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt securities or Equity Interests, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Common Stock, options, convertible securities or debt securities (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) without the prior written consent of the Agent and the Required Holders; provided, that notwithstanding the foregoing, the Borrower may (i) issue Common Stock and non-redeemable securities linked to Common Stock, in each case so long as the proceeds thereof will be applied in accordance with Section 2.3 and (ii) issue Common Stock or warrants therefor to operating companies in the biotechnology or pharmaceutical industries in connection with strategic alliances and pursuant to employee stock or stock option compensation plans.

Section 8.24 Use of Proceeds. The Borrowers will use the proceeds from the sale of the Notes as set forth on Schedule 8.24 (which shall include the payment of fees and expenses pursuant to the Fee Letter); provided that no proceeds from the sale of the Notes shall be used to pay or repay any Indebtedness, any accrued and unpaid executive officer salary and/or bonus, or, except as disclosed in writing to Agent prior to the First Closing Date, any accrued and unpaid placement agent’s fees, financial advisory fees or broker’s commissions.

Section 8.25 Fees. The Principal Borrower, on behalf of itself and the other Borrowers, shall pay the Lenders the fees and expenses set forth in the Fee Letter, and shall reimburse the Lenders or their designee(s) for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amounts, less any amounts paid in advance by any Borrower, shall be withheld by each Lender from the purchase price paid by such Lender on the First Closing Date and the Subsequent Closing Date, in accordance with the Fee Letter. In addition, the Principal Borrower shall, within five (5) Business Days of receiving a request from any Lender or the Agent therefor, reimburse such Lender for any additional reasonable legal fees incurred post-closing in connection with perfecting the Lenders’ security interests and any additional filing or recording fees in connection therewith. The Principal Borrower shall be responsible for the payment of, and shall pay, any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, and shall hold each Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

Section 8.26 Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the fourth Business Day following each Closing Date, the Principal Borrower shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching this Agreement and the form of Note (including all attachments, the “8-K Filing”). The Principal Borrower shall provide the Agent, the Lenders and the Holders a reasonable opportunity to review each 8-K Filing prior to the filing thereof. Any material non-public information provided by any Borrower to any Lender in connection with the transactions contemplated hereby shall be included by the Principal Borrower within the aforementioned 8-K Filing. From and after the filing of each 8-K Filing with the SEC, the Principal Borrower represents and acknowledges that no Lender shall be in possession of any material non-public information received from any of the Borrowers, or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. Each of the Borrowers shall not, and shall cause each of their respective officers, directors, employees and agents not to, provide any Lender with any material non-public information regarding the Principal Borrower or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express prior written consent of such Lender or as otherwise expressly required by this Agreement. In the event of a breach of the foregoing covenant by any of the Borrowers or any of their respective officers, directors, employees or agents, in addition to any other remedy provided herein or in the other Transaction Documents, a Lender may, but shall not be obligated to, notify the Principal Borrower of such breach and the material non-public information the receipt of which resulted in such breach. Within two Business Days of receipt of such notice, the Principal Borrower shall either (a) deliver a notice to such Lender certifying that such material non-public information has already been publicly disclosed by the Principal Borrower or (b) make a public disclosure, in the form of a press release, public advertisement, Form 8-K or otherwise, of such material non-public information. In the event that the Principal Borrower believes that a notice delivered pursuant to this Agreement contains material non-public information relating to itself, the other Borrowers or their Subsidiaries, the Principal Borrower shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material non-public information relating to the Principal Borrower or its Subsidiaries. Subject to the foregoing provisions of this Section 8.26, neither any of the Borrowers nor any Lender shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Principal Borrower shall be entitled, without the prior approval of any Lender, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided, that in the case of clause (i) each Lender shall be consulted by the Principal Borrower in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Lender, none of the Borrowers shall disclose the name of any Lender or its affiliates in any filing, announcement, release or otherwise unless required by law.

Section 8.27 Modification of Organizational Documents and Certain Documents. The Borrowers shall not, without the prior written consent of the Agent or the Required Holders, (i) permit the charter, by-laws or other organizational documents of any Borrower, or any Material Contract (other than any Material License Agreement) to be amended or modified, or (ii) amend, supplement or otherwise modify, or waive any rights under, the Affiliate Subordination Agreement, in each case in any manner adverse to the interests of the Holders or the Lenders.

Section 8.28 Joinder. The Borrowers shall notify the Holders prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries of the Borrowers formed or acquired after the First Closing Date, the Borrowers shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Agent obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Holders and cause the applicable Borrower that owns the Equity Interests of such Subsidiary to pledge to the Holders 100% (or 66% in the case of a Controlled Foreign Corporation (as defined in the Security Agreement)) of the Equity Interests owned by it of each such Subsidiary formed or acquired after the First Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby. In the event a party becomes a Borrower (the “New Borrower”) pursuant to the Joinder Agreement, upon such execution the New Borrower shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Borrower had originally executed the Notes and the other Transaction Documents. The addition of the New Borrower shall not in any manner affect the obligations of the other Borrowers hereunder or thereunder. Each Borrower and Lender and the Agent hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Borrower to reflect information relating to such New Borrower. Compliance with this Section 8.28 shall not excuse any violation of Section 8.8.

Section 8.29 Investments. No Borrower shall, and no Borrower shall permit any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a) Cash Equivalent Investments;

(b) bank deposits in the ordinary course of business;

(c) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d) advances made in connection with purchases of goods or services in the ordinary course of business;

(e) Investments owned by the Principal Borrower on the First Closing Date as set forth on Schedule 8.29;

(f) deposits of cash in the ordinary course of business to secure performance of operating leases;

(g) guaranties that constitute Permitted Indebtedness;

(h) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, at any time following September 1, 2010, Investments in the China JV in an aggregate amount not to exceed $2,200,000;

(i) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Investments in an aggregate amount not to exceed $2,000,000 in operating companies in the biotechnology or pharmaceutical industries in connection with strategic alliances or joint ventures (including licensing arrangements and technology transfers); and

(j) Permitted Acquisitions.

Section 8.30 Further Assurances. At any time or from time to time upon the request of the Agent, each Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Borrower shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of the Borrowers and their Subsidiaries.

ARTICLE 9

CROSS GUARANTY

Section 9.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Holders and their respective successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all obligations owed or hereafter owing to the Holders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this ARTICLE 9 shall not be discharged until payment and performance, in full, of the obligations under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this ARTICLE 9 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this ARTICLE 9) or any other Transaction Document or the waiver or consent by the Holders with respect to any of the provisions thereof;

(c) the Insolvency of any Borrower or Subsidiary; or

(d) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

Section 9.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Holders to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Borrower or Subsidiary, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this ARTICLE 9 and such waivers, the Holders would decline to enter into this Agreement.

Section 9.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this ARTICLE 9 are for the benefit of the Holders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Holders, the obligations of such other Borrower under the Transaction Documents.

Section 9.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 9.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Holders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this ARTICLE 9, and that the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

Section 9.5 Election of Remedies. If the Holders may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, the Agent or any of the Holders may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this ARTICLE 9. If, in the exercise of any of its rights and remedies, any of the Holders shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by such Holders and waives any claim based upon such action, even if such action by such Holders shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by such Holders. Any election of remedies that results in the denial or impairment of the right of the Holders to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the obligations under the Transaction Documents.

Section 9.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this ARTICLE 9 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all amounts advanced to any other Borrower under this Agreement or otherwise transferred to, or for the benefit of, such Borrower (including any interest and fees and other charges); and

(b) the amount that could be claimed by the Holders from such Borrower under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.7.

Section 9.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this ARTICLE 9 of all or any of the obligations under the Transaction Documents (other than financial accommodations made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate obligations under the Transaction Documents satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the obligations under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder), such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 9.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1. Nothing contained in this Section 9.7 shall limit the liability of any Borrower to pay the financial accommodations made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Borrowers under this Section 9.7 shall be exercisable upon the full and indefeasible payment of the obligations under the Transaction Documents and the termination of the Transaction Documents.

Section 9.8 Liability Cumulative. The liability of Borrowers under this ARTICLE 9 is in addition to and shall be cumulative with all liabilities of each Borrower to the Holders under this Agreement and the other Transaction Documents to which such Borrower is a party or in respect of any obligations under the Transaction Documents or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 9.9 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrowers hereunder forthwith on demand by the Required Holders.

Section 9.10 Benefit to Borrowers. All of the Borrowers and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Borrower and each Subsidiary will derive substantial direct and indirect benefit from the purchase and sale of the Notes hereunder.

ARTICLE 10

RIGHTS UPON EVENT OF DEFAULT

Section 10.1 Event of Default. Each of the following events shall constitute an “Event of Default”:

(a) any Borrower’s failure to pay to the Agent and/or Holders and/or Lenders any amount of principal, interest (including interest calculated at the Default Rate), Late Charges, redemptions or other amounts when and as due under this Agreement and the Notes (including, without limitation, any Borrower’s failure to pay any redemption payments or amounts hereunder or under the Notes) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(b) any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of the Borrowers or any of their Subsidiaries in excess of $500,000; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Notes, no Event of Default shall exist as a result of such cured default or rescinded acceleration;

(c) (i) any of the Borrowers or any of their Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of any of the Borrowers or any of their Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d);

(d) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any of the Borrowers or any of their Subsidiaries in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any of the Borrowers or any of their Subsidiaries and such appointment continues for thirty (30) days, (iii) orders the liquidation of any of the Borrowers or any of their Subsidiaries, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of any of the Borrowers or any of their Subsidiaries;

(e) a final judgment or judgments for the payment of money in excess of $500,000 or that otherwise could reasonably be expected to have a Material Adverse Effect are rendered against any of the Borrowers or any of their Subsidiaries and which judgments are not, within fifteen (15) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within fifteen (15) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Borrower or Subsidiary provides the Holders a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent and the Required Holders) to the effect that such judgment is covered by insurance and such Borrower or Subsidiary will receive the proceeds of such insurance within fifteen (15) days following the issuance of such judgment;

(f) any of the Borrowers breaches any covenant, or other term or condition of any Transaction Document or any other agreement with the Agent or any Holder, except (i) in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 8.1, 8.4 through 8.10, 8.13, 8.23, 8.27, 8.28 and 8.29 of this Agreement) which is curable, only if such breach continues for a period of five (5) Business Days, and (ii) a breach addressed by the other provisions of this Section 10.1;

(g) a Change of Control occurs;

(h) any representation or warranty made by any Borrower herein or any other Transaction Document is breached or is false or misleading, each in any material respect;

(i) any default or “Event of Default” or similarly defined term occurs and is continuing with respect to any of the other Transaction Documents;

(j) the repudiation by any of the Borrowers of any of its obligations under any Security Document, or any Security Document or any term thereof shall cease to be, or is asserted by any Borrower not to be, a legal, valid and binding obligation of any Borrower enforceable in accordance with its terms;

(k) any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);

(l) any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over such Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that it has any liability or obligation purported to be created under any Transaction Document;

(m) the failure of the Borrower’s Common Stock to be quoted on the Principal Market or listed on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or the American Stock Exchange;

(n) the material breach by any of the Borrowers or any of their Subsidiaries of an agreement or agreements (in each case, other than a Transaction Document) to which it is a party that involves the payment to or by such Borrower or Subsidiary, individually or in the aggregate, of more than $500,000 (whether by set-off or otherwise) in any six (6) month period;

(o) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

(p) any Borrower or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

(q) if any of (i) Warren Levy or (ii) Ronald Levy shall, at any time for reasons other than health or without the endorsement of the other directors of the Principal Borrower, cease to be the employed by the Principal Borrower in the same position and with duties substantially similar to those held as of the First Closing Date;

(r) (i) any material decline or depreciation in the value or market price of the Collateral (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Agent acting in good faith, to become unsatisfactory as to value or character, or which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence, or (ii) any other event or circumstance which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence;

(s) (i) there occurs one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Borrowers or any of their Subsidiaries in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or

(t) any default or event of default (monetary or otherwise) shall occur with respect to any Material Contract).

Section 10.2 Acceleration Right.

(a) Promptly after the occurrence of an Event of Default, the Borrowers shall deliver written notice thereof via email, facsimile and overnight courier (an “Event of Default Notice”) to the Agent and the Holders. At any time after the earlier of the Agent’s and the Holders’ receipt of an Event of Default Notice and the Agent and the Holders becoming aware of an Event of Default which has not been cured or waived, the Required Holders may require the Borrowers to redeem all or any portion of the Notes (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrowers, which Event of Default Redemption Notice shall indicate the portion of the Notes that the Required Holders are requiring the Borrowers to redeem; provided, that upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), the Notes, in whole, shall automatically, and without any action on behalf of the Agent or any Holder, be redeemed by the Borrowers. All Notes subject to redemption by the Borrowers pursuant to this Section 10.2 shall be redeemed by the Borrowers at a price equal to the outstanding principal amount of the Notes, plus the Yield Maintenance Premium, plus accrued and unpaid interest and accrued and unpaid Late Charges (the “Event of Default Redemption Price”). Upon the delivery of an Event of Default Redemption Notice and upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), the agreement of the Lenders or Holders, as applicable, to purchase additional Notes and Shares under this Agreement shall irrevocably terminate.

(b) In the case of an Event of Default Redemption, the Borrowers shall deliver the applicable Event of Default Redemption Price to the Agent within three (3) Business Days after the Borrowers’ receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal of the Notes, the Borrowers shall promptly cause to be issued and delivered to the Holders new Notes (in accordance with Section 2.7) representing the outstanding principal which has not been redeemed.

Section 10.3 Consultation Rights. Without in any way limiting any remedy that the Holders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this ARTICLE 10) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent or the Required Holders, the Borrowers shall hire or otherwise retain a consultant, advisor or similar Person acceptable to the Agent to advise the Borrowers with respect to their business and operations.

Section 10.4 Other Remedies. The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent’s or any Holder’s right to pursue actual and consequential damages for any failure by the Borrowers to comply with the terms of this Agreement, the Notes and the other Transaction Documents. Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Borrowers (or the performance thereof). Each of the Borrowers acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Borrowers therefore agree that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 11

TERMINATION

In the event that the First Closing shall not have occurred with respect to a Lender on or before five (5) Business Days from the date hereof due to the Principal Borrower’s or such Lender’s failure to satisfy the conditions set forth in Sections 4.1 and 5.1 (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this ARTICLE 11, the Borrowers shall remain obligated to reimburse the Lenders for the expenses described in Section 8.25 above.

ARTICLE 12

AGENCY PROVISIONS

Section 12.1 Appointment. Each of the Holders hereby irrevocably designates and appoints Agent as the administrative agent and collateral agent of such Holder (or the Holders represented by it) under this Agreement and the other Transaction Documents for the term hereof (and Agent hereby accepts such appointment), and each such Holder irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Agent. Any reference to the Agent in this Agreement or the other Transaction Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Holder.

Section 12.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement or the other Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

Section 12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Holders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any officer thereof contained in this Agreement, the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrowers or any of their Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Transaction Document, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries.

Section 12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit,

letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall first receive such advice or concurrence of the Required Holders (or, when expressly required hereby, all the Holders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Holders (or, when expressly required hereby, all the Holders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders and all future Holders.

Section 12.5 Notices of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Transaction Document unless it has received notice of such Event of Default in accordance with the terms hereof or thereof or notice from a Holder or the Borrowers referring to this Agreement or the other Transaction Documents describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Holders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Holders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Holders, except to the extent that other provisions of this Agreement or the other Transaction Documents expressly require that any such action be taken or not be taken only with the consent and authorization or upon the request of the Holders or Required Holders, as applicable.

Section 12.6 Non-Reliance on the Agent and Other Holders. Each of the Holders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Holder. Each of the Holders represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Holder, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Agent hereunder or under the other Transaction Documents, the Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

Section 12.7 Indemnification. Each of the Holders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Transaction Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

Section 12.8 The Agent in Its Individual Capacity. The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder. With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Holder and may exercise the same as though it were not an Agent, and the term “Holders” shall include the Agent in its individual capacity.

Section 12.9 Resignation of the Agent; Successor Agent. The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Holders and the Borrowers and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Holders, then the Agent may, on behalf of the Holders, appoint a successor Agent reasonably acceptable to the Borrowers (so long as no Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Holders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above.

Section 12.10 Reimbursement by Holders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 13.1 or Section 13.12 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Holder severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Holder’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 12.10, the “applicable percentage” of a Holder shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Holder at such time.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Payment of Expenses. The Borrowers shall reimburse Agent and the Holders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent and the Holders in connection with the (i) documentation and consummation of the transactions contemplated hereunder and any other transactions between the Borrower and Agent and the Holders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) administration and enforcement of Agent’s and any Holder’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or the Holders for such purposes); (v) costs associated with any refinancing or restructuring of the Notes whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; (vi) all reasonable out-of-pocket costs and expenses of the Agent and the Holders and their assignees (including, without limitation, attorneys’ fees) in connection with the assignment, transfers or syndication of the Notes; and (vii) from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Holders), that may be payable in connection with the Notes contemplated by this Agreement and the other Transaction Documents. The Borrowers shall also pay all normal service charges with respect to all accounts maintained by the Borrowers with the Holders and any additional services requested by any Borrower from the Holders. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Borrower to the Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to Notes hereunder. Without limiting the foregoing, if (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Holder otherwise takes action to collect amounts due under such Note or to enforce the provisions of such Note or (b) there occurs any bankruptcy, reorganization, receivership of any of the Borrowers or other proceedings affecting creditors’ rights and involving a claim under such Note, then the Borrowers shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).

Section 13.2 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.3 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Section 13.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 13.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 13.6 Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Lenders, the Borrowers, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Borrowers or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Borrowers, the Agent and the Required Holders (or by the Agent with the consent of the Required Holders) (provided, that no amendment or waiver hereof shall increase any Lender’s obligations hereunder or materially adversely affect the rights of such Lender hereunder, in either case, without such Lender’s written consent; and provided, further, no amendment or waiver shall extend the due date of any payment hereunder or under the Notes, decrease the amount of interest or other compensation payable hereunder or under the Notes, or modify Section 8.1 without the consent of the Holders of all Notes), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 13.6 shall be binding on all Lenders and holders of Securities, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or Holders of Notes, as the case may be. None of the Borrowers has, directly or indirectly, made any agreements with any Lenders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Borrowers confirms that, except as set forth in this Agreement, no Lender has made any commitment or promise or has any other obligation to provide any financing to the Borrowers or otherwise.

Section 13.7 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Borrower:

Unigene Laboratories, Inc.
81 Fulton Street
Boonton, New Jersey 07005
Telephone:	(973) 265-1100
Facsimile:	(973) 335-0972
Attention:	Warren Levy

With a copy (for informational purposes only) to:

Dechert LLP
902 Carnegie Center, Suite 500
Princeton, New Jersey 08540
Telephone:	(609) 955-3200
Facsimile:	(609) 955-3259
Attention:	James J. Marino

If to the Agent:

Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 701-0788
Facsimile:	(312) 701-0794
Attention:	Matthew Ray

If to a Lender, to its address and facsimile number set forth on the Schedule of Lenders, with copies to such Lender’s representatives as set forth on the Schedule of Lenders,

with a copy (for informational purposes only) to:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 S. Wacker Drive
Chicago, Illinois 60606
Telephone:	(312) 876-7700
Facsimile:	(312) 993-9767
Attention:	Bradley Kotler

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

Section 13.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes or the Shares. None of the Borrowers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Holders of the Notes and the Shares, including by way of a Change of Control. A Lender may assign some or all of its rights and obligations hereunder in connection with transfer of any of its Securities without the consent of the Borrowers, in which event such assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations, and the Borrowers shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders of Notes).

Section 13.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 13.10 Survival. Unless this Agreement is terminated under ARTICLE 11, the representations, warranties, agreements and covenants of the Borrowers and the Lenders contained in the Transaction Documents shall survive the First Closing. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

Section 13.11 Further Assurances. Each Borrower shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.12 Indemnification. In consideration of each Lender’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Borrowers’ other obligations under the Transaction Documents, the Borrowers shall jointly and severally defend, protect, indemnify and hold harmless each Lender and each other Holder of any Notes and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Borrowers in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Borrowers contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of the Principal Borrower as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, or (d) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Borrowers) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Lender or Holder of the Securities as an investor in the Borrowers pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Borrower may be unenforceable for any reason, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided in this Section 13.12 shall not apply to any Indemnified Liabilities which are the subject of the indemnification provided for in the Registration Rights Agreement, as well as shall not apply to those matters covered by the express exceptions to indemnification provided by the Registration Rights Agreement. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 13.12 shall be the same as those set forth in the Registration

Rights Agreement. The agreements in this Section 13.12 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

Section 13.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 13.14 Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 13.15 Payment Set Aside. To the extent that any of the Borrowers makes a payment or payments to the Lenders hereunder or pursuant to any of the other Transaction Documents or the Lenders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Borrowers, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.16 Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Borrowers acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWERS:

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Name:	Warren P. Levy
Title:	President & Chief Executive Officer

Signature Page to Financing Agreement

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:	/s/ Matthew Ray
Name:	Matthew Ray
Title:	Manager

Signature Page to Financing Agreement

LENDERS:

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.

By:	Victory Park Capital Advisors, LLC, its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

Signature Page to Financing Agreement

SCHEDULE OF LENDERS

(1)	(2)	(3)	(4)	(5)	(6)
First Closing Lender	Address and Facsimile Number	Aggregate Principal Amount of Notes at First Closing	Aggregate Number of Shares of Common Stock at First Closing	First Closing Purchase Price in aggregate	Legal Representative’s Address and Facsimile Number
Victory Park Special Situations Master Fund, Ltd.	227 W. Monroe Street Suite 3900 Chicago, IL 60606 Telephone: 312.701.0788 Facsimile: 312.701.0794 Attention: Matthew Ray Residence: Delaware	$15,000,000	1,125,000	$15,000,000	Latham & Watkins LLP Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, IL 60606 Telephone: (312) 876-7700 Facsimile: (312) 993-9767 Attention: Bradley Kotler

		Total principal amount of Notes to be issued at First Closing: $15,000,000	Total shares of Common Stock to be issued at First Closing: 1,125,000	First Closing Purchase Price in aggregate: $15,000,000

(A)	(B)	(C)	(D)	(E)	(F)
Subsequent Closing Lender	Address and Facsimile Number	Aggregate Principal Amount of Notes at Subsequent Closing	Aggregate Number of Shares of Common Stock at Subsequent Closing	Subsequent Closing Purchase Price in aggregate	Legal Representative’s Address and Facsimile Number
Victory Park Special Situations Master Fund, Ltd.	227 W. Monroe Street Suite 3900 Chicago, IL 60606 Telephone: 312.701.0788 Facsimile: 312.701.0794 Attention: Matthew Ray Residence: Delaware	$5,000,000	375,000	$5,000,000	Latham & Watkins LLP Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, IL 60606 Telephone: (312) 876-7700 Facsimile: (312) 993-9767 Attention: Bradley Kotler

		Total principal amount of Notes to be issued at Subsequent Closing: $5,000,000	Total shares of Common Stock to be issued at Subsequent Closing: 375,000	Subsequent Closing Purchase Price in aggregate: $5,000,000

Schedule - 1

SCHEDULE 7.1

Subsidiaries

(i) Unigene U.K. Limited

SCHEDULE 7.5

Consents

The Joint Venture Contract by and between Shijiazhuang Pharmaceutical Group Company, Ltd. and Unigene Laboratories, Inc., dated as of June 15, 2000, provides that, for a period of three (3) years following the date the Contract is approved by the National Administration of High and New Technology Industrial Development Zone, Shijiazhuang, Hebei Province (the “Effective Date”), neither JV Party shall sell, assign, transfer, convey, pledge, encumber or liquidate or otherwise cease to be the beneficial owner of any or all of its rights under the contract or in its capital contribution in the JV.

SCHEDULE 7.6

Subsidiary Rights

None.

SCHEDULE 7.7

Equity Capitalization

(ii) STOCK OPTIONS:

As of 01/01/08	Stock Options
Outstanding	3,962,215
Vested	3,340,836
Nonvested	621,379

Period Activity
Issued	977,000
Exercised	0
Forfeited	10,900
Expired	301,000

As of 06/30/08
Outstanding	4,627,315
Vested	3,393,040
Nonvested	1,234,275

MISCELLANEOUS WARRANTS:

	Number of Shares	Exercise Price	Grant Date	Expiration Date
Fusion	250,000	$0.90	10/9/2003	10/9/2008
Fusion	1,061,571	$1.77	4/7/2005	4/7/2010
Yale	20,000	$2.00	7/25/2005	5/31/2015
Victory Park	1,000,000	$4.25	3/17/2006	3/17/2011
Kieran Murphy	40,000	$2.20	12/4/2006	12/5/2012

	2,371,571

RIGHTS AGREEMENT:

In December 2002, pursuant to a rights agreement, the Principal Borrower distributed common stock purchase rights to stockholders of record as a dividend at the rate of one right for each share of common stock. Each right entitles the holder to purchase from the Principal Borrower one ten-thousandth of a share of common stock at an exercise price of $4.00. Initially the rights are attached to the common stock and are not exercisable. There is one right outstanding for every share of common stock outstanding.

The rights become exercisable and will separate from the common stock ten calendar days after a person or group acquires beneficial ownership of fifteen percent or more of the Principal Borrower’s common stock, or ten business days (or a later date following such announcement as determined by the Principal Borrower’s Board of Directors) after the announcement of a tender offer or an exchange offer to acquire fifteen percent or more of our outstanding common stock.

The rights are redeemable for $.00001 per right at the option of the Board of Directors at any time prior to the close of business on the tenth calendar day after a person or group acquires beneficial ownership of fifteen percent or more of our common stock. If not redeemed, the rights will expire on December 30, 2012. Prior to the date upon which the rights would become exercisable under the rights agreement, the Principal Borrower’s outstanding stock certificates will represent both the shares of common stock and the rights, and the rights will trade only with the shares of common stock.

(iii) NOTES:

Jay Levy	$8,318,714	5/10/2007
Jaynjean Levy Family Limited Partnership	$7,418,803	5/10/2007

(iv) Schedule 8.6 is hereby incorporated by reference.

(v) Registration Rights Agreement by and between Fusion Capital Fund II, LLC and Unigene Laboratories, Inc., dated as of April 7, 2005.

Registration Rights Agreement by and between Unigene Laboratories, Inc. and the Buyers listed therein, dated as of March 16, 2006.

(vi) The Rights Agreement described in Schedule 7.7(ii) is hereby incorporated by reference.

SCHEDULE 7.8

Indebtedness and Other Contracts

(i)	Jay Levy	$8,318,714	5/10/2007
	Jaynjean Levy Family Limited Partnership	$7,418,803	5/10/2007
	Unigene Biotechnology Co., Ltd.	$2,200,000	4/23/2008

CAPITAL LEASES:

Lease Company	Outstanding Balance (As of 9/29/08)	Expiration Date
The Cit Group	$1,024.00	April 2009
Cannon Financing	$2,380.00	April 2009
Bancorp	$6,502.68	December 2008
Bancorp	$859.85	October 2008

SCHEDULE 7.11

Title

(iv)	Jay Levy	Assets per 5/10/2007 security agreement
	Jaynjean Levy Family Limited Partnership	Assets per 5/10/2007 security agreement

SCHEDULE 7.12

Intellectual Property Rights

(ii) See June 30, 2008 Form 10Q Note N – Legal Proceedings regarding the Apotex litigation

SCHEDULE 7.14

Absence of Certain Changes

None.

SCHEDULE 7.15

Absence of Litigation

(ii) See June 30, 2008 Form 10Q Note N – Legal Proceedings regarding the Apotex litigation

SCHEDULE 7.18

No General Solicitation; Placement Agent’s Fees

None.

SCHEDULE 7.22

Conduct of Business; Regulatory Permits

None.

SCHEDULE 7.25

Environmental Laws

None.

SCHEDULE 7.27

ERISA

None.

SCHEDULE 7.31

SEC Documents; Financial Statements

None.

SCHEDULE 7.33

Transactions with Affiliates

(i) NOTES:

Jay Levy	$8,318,714
Jaynjean Levy Family Limited Partnership	$7,418,803

SCHEDULE 7.35

Acknowledgement Regarding Lender’s Trading Activity

None.

SCHEDULE 7.43

Material Contracts

LICENSE AGREEMENTS:

License Agreement by and between Smithkline Beecham Corporation and Unigene Laboratories, Inc., dated as of April 13, 2002, as amended.

License Agreement by and between Novartis Pharma AG and Unigene Laboratories, Inc., dated as of April 7, 2004.

License and Development Agreement by and between Upsher-Smith Laboratories, Inc. and Unigene Laboratories, Inc., dated as of November 26, 2002.

CHINA JV AGREEMENTS (SPG/CPG):

Joint Venture Contract by and between Shijiazhuang Pharmaceutical Group Company, Ltd. and Unigene Laboratories, Inc., dated as of June 15, 2000.

Articles of Association of Shijiazhuang – Unigene Pharmaceutical Corporation Limited, dated as of June 15, 2000.

Agreement by and between Shijiazhuang Pharmaceutical Group Company, Ltd. and Unigene Laboratories, Inc., dated as of April 23, 2008.

Technology Transfer Agreement by and between Shijiazhuang Pharmaceutical Group Corporation and Unigene Laboratories, Inc., dated as of April 23, 2008.

NOTES:

Jay Levy

Jaynjean Levy Family Limited Partnership

SCHEDULE 7.44

FDA and Product-Related Matters

(e) The Principal Borrower constructed a facility that complies with current good manufacturing practice guidelines, or cGMP, for the production of calcitonin at leased premises located in Boonton, New Jersey.

The Principal Borrower filed a new drug application, or NDA, for Fortical in March 2003 and Fortical was approved by the FDA in August 2005.

Issued US Patents

Patent Number	Name	Date
6,319,685	Alpha-Amidating Enzyme Compositions & Processes for the Production and Use	11/20/01
5,789,234	Expression Systems for Amidating Enzyme	8/4/98
5,912,014	Oral Salmon Calcitonin	6/15/99
6,103,495	Direct Expressions	8/15/00
6,086,918	Oral Prep-I	7/11/00
6,210,925	Direct Expression – I	4/3/01
6,440,392	Nasal Calcitonin	8/27/02
6,627,438	Direct Expression – I	9/30/03
6,737,250	Direct Expression – I	5/18/04
6,673,574	Oral Pep-Trans	1/6/04
7,316,819	Oral Pep Pharmaceutical Dosage Form and Method of Production (Pfizer)	1/8/08

US Patent Applications

Application Number	Name	Date
11/455,628	Amidated Parathyroid Hormone Fragments and Uses Thereof (Joint with GSK)	6/19/06
11/040,557	Amidated Parathyroid Hormone Fragments and uses Thereof	1/21/05
12/063,618	Bone Augment Apparatus	5/22/05
11/430,752	Bone Implant Device and Methods of Using Same (Joint with Yale)	5/9/06
PCT/US2006/018609	Bone Implant Device and Methods of Using Same (Yale)	5/11/06
11/474,159	Cell Lines for the Expressing Enzyme Useful in the Preparation of Amidated Products	6/23/06
10/818,966	Direct Expression of Peptides Into Culture Media	4/5/04
11/285,136	Enzymatic Reactions in the Presence of Keto Acids	11/22/05
11/285,136	Enzymatic Reactions in the Presence of Keto Acids	11/23/04
No application number yet	Enzymatic Reactions In the Presence of Keto Acids	9/22/08

11/567,454	Fast Acting Oral Peptide Pharmaceutical Products	12/6/06
11/654,211	Glyoxylate Assays and their Use For Identifying Natural Amidated Compounds	1/17/07
11/076,260	Improved Bacterial Host Cell for the Direct Expression of Peptides	3/9/05
11/928,936	Improved Bacterial Host Cell for the Direct Expression of Peptides (Div of Application #60/552,824)	10/30/07
11/928,994	Improved Bacterial Host Cell for the Direct Expression of Peptides (Div of Application #60/552,824)	10/30/07
11/929,028	Improved Bacterial Host Cell for the Direct Expression of Peptides (Division of application #60/552,824)	10/30/07
10/761,481	Improved Oral Delivery of Peptides	1/10/04
11/929,079	Improved Bacterial Host Cell for the Direct Expression of Peptides	10/30/07
10/774,358	Nasal Calcitonin Formulations	2/5/04
11/128,095	Method for Fostering Bone Formation and Preservation (Joint with Yale)	5/11/05
11/267,987	Method for Fostering Bone Formation and Preservation (Joint with Yale)	11/7/05
11/839,957	Method for Fostering Bone Formation and Preservation (Joint with Yale)	8/16/07
11/839,993	Method for Fostering Bone Formation and Preservation	8/16/07
12/059,662	Method for Fostering Bone Formation and Preservation (Joint with Yale)	3/31/08
12/059,605	Method for Fostering Bone Formation and Preservation (Joint with Yale)	3/31/08
11/254,640	Method for Bone Augmentation	Not filed by OFGS
11/796,439	Method and Composition for Fostering & Preserving Bone Growth (Joint with Yale)	4/27/07
11/144,580	Oral Delivery of Peptide Pharmaceutical Composition	6/22/05
10/761,481	Oral Peptide Pharmaceutical Dosage Form and Method of Production	3/7/02
10/128,210	Peptide Pharmaceutical For Oral Delivery	5/28/07
60/940,598	Peptide Pharmaceutical for Oral Delivery	5/29/07

License Agreements

Intellectual Property	Licensor	License Number	Effective Date	Expiration Date
All Peptide Manufacturing & Oral Formulation IP	Smithkline Beecham Corporation	—	April 13, 2002	Expiration of last valid claim

All Manufacturing IP for Peptides and Amindating Enzyme	Novartis Pharma AG	—	April 7, 2004	Expiration of last valid claim

US Patent No. 644,0392	Upsher-Smith Laboratories, Inc.	—	November 26, 2002	Expiration of last valid claim

See Schedule A of Agreement	Faran Laboratories NA	—	September 16, 2003	Expiration of last valid claim

SCHEDULE 8.6

Existing Liens

UCC-1 Financing Statement filed in Delaware on 5/25/07 in favor of Jaynjean Levy Family Limited Partnership regarding: certain patents (File number 71974707).

UCC-1 Financing Statement filed in Delaware on 5/25/07 in favor of Jay Levy regarding: all property and assets at the Fairfield and Boonton locations (File number 71974772).

UCC-1 Financing Statement filed in New Jersey on 6/26/01 in favor of GE Capital Colonial Pacific Leasing (assignee of lessor Genesis Commercial Capital, LLC) regarding: Equipment/Lease No. 01328-01 (File Number 2051129).

UCC-1 Financing Statement filed in Delaware on 8/31/01 in favor of GE Capital Colonial Pacific Leasing regarding: (1) HELOS/BF Particle Size Analyzer; (1) HP Vectra P3/933, 128 Mbyte RAM, 20 GB HD, 48x CD-ROM, NIC, WIN 2000 Operating System; (1) WINDOX Soft on CD-ROM, CRYPTOBOX, Plus Manuals; (1) IQ/OQ Validation of HELOS; (1) QT Trend Analysis Software Equipment/Lease No (File Number 11077820) (as continued on 8/29/06 (File Number 63011707)).

UCC-1 Financing Statement filed in Delaware on 1/13/03 in favor of CIT Technology Financing Services, Inc. regarding the true lease of “Canon IR5000, sn: MPL17987” plus all other types of office equipment now and hereafter leased to and/or financed for Debtor/Lessee by Secured Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all proceeds and products thereof (File Number 30093420).

UCC-1 Financing Statement filed in Delaware on 10/8/04 in favor of US Bancorp regarding: 1 – (S) Akia Purifier 100 with control and accessories (File number 42838508).

UCC-1 Financing Statement filed in New Jersey on 12/16/04 in favor of US Bancorp regarding 1 HPLC system (File number 22721983).

SCHEDULE 8.7

Restricted Payments

None.

SCHEDULE 8.23

Dividends

None.

SCHEDULE 8.24

Use of Proceeds

USES	Amount	Description
Unigene Laboratories, Inc.	$(13,397,000.00)	Proceeds from Financing Agreement

Victory Park Special Situations Master Fund, Ltd.	$(450,000.00)	Closing Payment

Victory Park Special Situations Master Fund, Ltd.	$(1,050,000.00)	Interest Prepayment

Victory Park Management, LLC (“VPM”)	$(103,000.00)	Legal and due diligence fees and expenses

TOTAL USES	$(15,000,000.00)

SCHEDULE 8.29

Existing Investments

EQUITY INTERESTS:

Percentage of Class of Shares or Interests
Unigene Biotechnology Co., Ltd. (China JV)	45%
Unigene U.K. Limited	100%